EXECUTION COPY
Asset Purchase Agreement
by and between
Smith Micro Software, Inc., Purchaser
and
PCTEL, Inc., Seller
Dated as of December 10, 2007

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Trademarks
Exhibit C	Other Seller Intellectual Property
Exhibit D	Seller Products
Exhibit 3.2(a)	General Assignment and Bill of Sale
Exhibit 3.2(b)	Assignment and Assumption Agreement
Exhibit 3.2(c)(i)	Trademark Assignment
Exhibit 3.2(c)(ii)	Patent Assignment
Exhibit 3.2(c)(iii)	Copyright Assignment
Exhibit 3.2(d)	Share Transfer Agreement
Exhibit 3.3(c)	Seller License
Exhibit 3.4(a)	Transition Services Agreement
Exhibit 9.1(c)	Opinion of Seller’s Counsel
Exhibit 9.2(b)	Opinion of Purchaser’s Counsel

Schedules

Schedule 1.1(a)	Seller Intellectual Property
Schedule 1.1(b)	Contracts included in Seller Contracts
Schedule 1.1(c)(i)	Included Personal Property
Schedule 1.1(c)(ii)	Excluded Personal Property
Schedule 1.1(d)	Real Property Leases
Schedule 1.1(e)	Personal Property Leases
Schedule 1.1(f)	Deposits and Credits
Schedule 1.1(h)	Governmental Approvals
Schedule 1.1(l)	Bank Accounts
Schedule 1.2(k)	Excluded Other Property
Schedule 4	Seller Disclosure Schedule
Schedule 5	Purchaser Disclosure Schedule
Schedule 6.10	Excluded Inter-Company Accounts
Schedule 7.6(b)	Transferred and Retained Names and Trademarks
Schedule 8.1	Transferred Employees
Schedule 8.2	Incentive Payments to Employees

i

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 10th day of December, 2007, by and between Smith Micro Software, Inc., a Delaware corporation (“Purchaser”), and PCTEL, Inc., a Delaware corporation (“Seller”). Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.
RECITALS
     WHEREAS, Seller operates a business unit known as the “Mobility Solutions Group”, which is engaged in the business of producing, licensing and/or selling software products, developer’s tools and related documentation for computer and mobile devices with application for communications, device management and security in various communication protocols including WiFi, WiMax, WiBro, Bluetooth, cellular, IP Multimedia Subsystem and wired networks. The “Mobility Solutions Group” is referred to herein the “Business”;
     WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser substantially all of the assets, properties and rights of, the Business, and Purchaser is willing to assume certain liabilities and obligations of the Business on the terms and conditions set forth herein;
     WHEREAS, on or before the execution of this Agreement, Purchaser will enter into mutually acceptable employment agreements and/or arrangements with certain key employees of Seller (the “Key Employees”), the effectiveness of which will be conditioned upon the Closing of the Transaction; and
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
ARTICLE 1. THE TRANSACTION
     1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser (or an Affiliate of Purchaser designated by Purchaser (the “Purchaser Affiliate”)), and Purchaser (or the Purchaser Affiliate) shall purchase from Seller, all of Seller’s right, title and interest in, and to the following assets, wherever located, whether or not carried on the books of Seller, other than the Excluded Assets (collectively, the “Purchased Assets”):
          (a) Intellectual Property. All Seller Intellectual Property, including the Seller Intellectual Property listed on Schedule 1.1(a), and the Seller Software;
          (b) Seller Contracts. All rights in, to and under the Contracts of Seller listed on Schedule 1.1(b) and the IP Licenses listed on Schedule 4.16(c) and Schedule 4.16(d) (collectively, “Seller Contracts”);

          (c) Personal Property. All personal property, computers (including installed software, to the extent freely assignable), networking equipment (including installed software, to the extent freely assignable), office equipment, test equipment, office furnishings and furniture, display racks, shelves, decorations, marketing collateral (including trade show equipment), supplies and other tangible personal property, owned by Seller, which are primarily used by Seller in the Business and located at the Leased Real Property, of which the material items of Personal Property are as listed on Schedule 1.1(c)(i) (the “Personal Property”), but excluding the personal property listed on Schedule 1.1(c)(ii);
          (d) Leased Real Property. All rights in, to and under the real estate leases listed on Schedule 1.1(d) (the “Real Property Leases”), together with all of Seller’s right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon (the “Leased Real Property”);
          (e) Personal Property Leases. All rights in, to and under leases of personal property used by Seller in the Business that are listed on Schedule 1.1(e) (the “Personal Property Leases”);
          (f) Deposits and Advances. All performance and other bonds, security and other deposits, advances, advance payments, prepaid credits and deferred charges related to or created in the conduct of the Business (the “Deposits and Advances”) paid pursuant to Seller Contracts, IP Licenses, Real Property Leases and Personal Property Leases, including those that are listed on Schedule 1.1(f);
          (g) Rebates and Credits. All rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors and rights to offset in respect thereof related to or created in the conduct of the Business (the “Rebates and Credits”) pursuant to Seller Contracts, IP Licenses, Real Property Leases and Personal Property Leases;
          (h) Governmental Approvals. To the extent transferable, all rights in, to and under all Governmental Approvals (and pending applications therefor) listed on Schedule 1.1(h);
          (i) Purchased Subsidiary. All outstanding capital stock and any other outstanding equity interests of Software PCTEL LLC Belgrade, a company organized under the laws of Serbia and Montenegro (the “Purchased Subsidiary”), together with any rights and options to acquire additional shares of capital stock or other equity interests of the Purchased Subsidiary and originals of the Purchased Subsidiary’s (i) corporate accounting journals and corporate books of account which comprise the Purchased Subsidiary’s permanent accounting or tax records, and (ii) minute books, seals, corporate seals, deed of incorporation, bylaws, stock transfer records and other records or minutes related to the corporate organization of the Purchased Subsidiary;
          (j) Books and Records. Copies of books and records on whatever existing medium (including paper and electronic media), including any books, files, papers, agreements, correspondence, databases, information, documents, records and documentation thereof, to the extent related to any of the Purchased Assets or Assumed Liabilities or otherwise used in the conduct of the Business (excluding general corporate books and records that are not material to the Business) (the “Books and Records”);
          (k) Websites. The data files for the content owned by Seller within Seller’s websites in existence as of the Closing to the extent directly related to the Business or the Seller Products; and
          (l) Bank Accounts. The bank accounts, lock boxes, safe deposit boxes and the contents thereof which are owned by the Purchased Subsidiary (the “Bank Accounts”), each of which is listed on Schedule 1.1(l); provided, that the amounts of cash contained in such Bank Accounts at Closing in excess of Five Hundred Eighty Euros ($580EUR) at Closing shall be refunded to Seller in U.S. dollars at the Closing.
Prior to the Closing, the parties shall reasonably cooperate to update the Schedules referred to in this Section 1.1 to include Seller Contracts, Personal Property, Personal Property Leases, Governmental Approvals and Bank Accounts in existence as of the Closing.
     1.2 Excluded Assets. Notwithstanding Section 1.1, the following assets of Seller (the “Excluded Assets”) shall not be included in the Purchased Assets:
          (a) Cash. Cash, cash equivalents and marketable securities, except such amounts held by or in the name of the Purchased Subsidiary in excess of Five Hundred Eighty Euros ($580EUR);
          (b) Receivables. All accounts and notes receivable, checks, negotiable instruments and chattel papers generated in the conduct of the Business prior to the Closing (the “Receivables”);
          (c) Certain Debt. Any intercompany or intracompany receivable cash balances between Seller and any of its Affiliates or between any of its Affiliates;
          (d) Corporate Documents. Corporate seals, certificates of incorporation, minute books, stock transfer records, or other records related to the corporate organization of Seller;
          (e) Employee Benefit Plans. Employee Benefit Plans and contracts of insurance for employee group medical, dental and life insurance plans;
          (f) Insurance Policies. All Insurance Policies;
          (g) Records. All personnel records and other records that Seller is required by law to retain in its possession, provided that Seller shall provide Purchaser with offer letters for Transferred Employees to the extent permitted by applicable Legal Requirements;
          (h) Deposits. Any Deposits and Advances, or Rebates and Credits not made pursuant to Seller Contracts, IP Licenses, Real Property Leases or Personal Property Leases;
          (i) Taxes. All refunds and rights to refunds of Taxes;

          (j) Real Property. Any interest in real property or leases, subleases or licenses for the occupancy of real property other than the Leased Real Property and the Real Property Leases, respectively;
          (k) Certain Other Property. The assets listed on Schedule 1.2(k); and
          (l) Rights Under Certain Agreements. All rights under any Transaction Agreement.
     1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Purchaser (or the Purchaser Affiliate) shall assume only the Assumed Liabilities. Thereafter, Purchaser (or the Purchaser Affiliate) shall pay and discharge all such Assumed Liabilities as and when such Assumed Liabilities become due and owing. For the purposes of this Agreement, the “Assumed Liabilities” shall mean only the following Liabilities of Seller:
          (a) Any Liability incurred in the ordinary course under or in connection with (1) the Seller Contracts, (2) the Out-Licenses, (3) the Real Property Leases and (4) the Personal Property Leases, in each case, other than:
               (i) Liabilities for accounts payable of Seller; or
               (ii) Liabilities payable to Seller or any Subsidiary of Seller.
          (b) Any Liability incurred or accruing after the Closing Date attributable to any Purchased Asset.
     1.4 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser (and the Purchaser Affiliate) shall not assume and shall not be liable or responsible for any Liability of Seller, any direct or indirect subsidiary of Seller (each, a “Subsidiary”) or any other Affiliate of Seller, other than the Purchased Subsidiary (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Purchaser (and the Purchaser Affiliate) shall not be obligated to assume, and does not assume, and hereby disclaims any of the following Liabilities of Seller, its Subsidiaries or its Affiliates:
          (a) Any Liability attributable to any assets, properties or Contracts not included in the Purchased Assets, except Liabilities attributable to Non-Assignable Assets (for which Seller and Purchaser have reached a mutually acceptable arrangement pursuant to Section 1.5(b));
          (b) Any Liability for breaches of any Seller Contract on or prior to the Closing Date;
          (c) Any Liability for accounts payable of Seller on or prior to the Closing Date;
          (d) Except as otherwise specifically provided in Section 12 or as may be required under the Real Property Lease, any Liability for Taxes attributable to or imposed upon

Seller or any of its Affiliates, or attributable to or imposed upon the Business or the Purchased Assets for any Pre-Closing Period;
          (e) Any Liability for or with respect to any loan, or other indebtedness for borrowed money, including any such Liabilities owed to Affiliates of Seller;
          (f) Any Liability arising from accidents, occurrences, misconduct, negligence, breach of fiduciary duty or statements made or omitted to be made (including libelous or defamatory statements) on or prior to the Closing Date, whether or not covered by workers’ compensation or other forms of insurance;
          (g) Any Liability arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent related to any action or omission on or prior to the Closing Date, including any Liability for (i) infringement or misappropriation of any Intellectual Property Rights or any other rights of any Person (including any right of privacy or publicity); (ii) breach of product warranties (which shall not include repairs, fixes or replacements in the ordinary course of business); (iii) injury, death, property damage or other losses arising with respect to or caused by Seller Products or the manufacturer or design thereof; or (iv) violations of any Legal Requirements (including federal and state securities laws);
          (h) Any Liability arising out of any Employee Benefit Plans or any contract of insurance for employee group medical, dental or life insurance plans;
          (i) Any Liability under any Contract with an Employee or Consultant of Seller incurred as of or prior to the Closing;
          (j) Any Liability for making payments of any kind to Employees (including as a result of the Transaction, the termination of an employee by Seller, wages, stock options, accrued vacation or sick pay, or other claims arising out of the terms of employment with Seller), or with respect to payroll taxes relating to any Pre-Closing Period;
          (k) Except as otherwise set forth in this Agreement, any Liability (i) incurred in connection with the making or performance of this Agreement and the Transaction or (ii) related to or arising from the acquisition of the Business by Purchaser;
          (l) Any costs or expenses incurred in connection with shutting down, de-installing and removing equipment not purchased by Purchaser and any costs or expenses associated with any Contracts not assumed by Purchaser hereunder;
          (m) Except as otherwise set forth in this Agreement, any Liability for expenses and fees incurred by Seller incidental to the preparation of the Transaction Agreements, preparation or delivery of materials or information requested by Purchaser, and the consummation of the Transaction, including all broker, counsel and accounting fees;
          (n) Any Legal Requirement applicable to Seller, the Purchased Assets or the Assumed Liabilities on or prior to the Closing Date, or any Liability of Seller for a violation of such a Legal Requirement that occurred on or prior to the Closing; and

          (o)Any Liability to any stockholder of Seller.
     1.5 Non-Assignable Assets.
          (a) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Contract, asset, property or right, including any certificate, approval, authorization or other right, which by its terms or under applicable Legal Requirements is non-assignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (each a “Non-Assignable Asset”), unless and until such consent shall have been obtained. Seller shall use its reasonable efforts to obtain such consents prior to the Closing; provided, however, Seller shall not be required to pay any fee or make any payment to any third party that is not paid or reimbursed by Purchaser upon Seller’s request in order to obtain any such consent, and Purchaser understands and agrees that the procurement of any such consent is not a condition to Purchaser’s obligation to effect the Closing. Purchaser and Seller shall use their respective reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to novate all obligations under any and all Seller Contracts or other obligations or liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its affiliates so that, in any such case, Purchaser and its affiliates shall, effective as of the Closing, be solely responsible for the liabilities and obligations underlying the Assumed Liabilities. To the extent permitted by applicable Legal Requirements, in the event that written consents to the assignment thereof cannot be obtained prior to the Closing, such Non-Assignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Non-Assignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Legal Requirements and the terms of the Non-Assignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Non-Assignable Assets. Notwithstanding anything in this Agreement to the contrary, unless and until any written consent or approval with respect to any Non-Assignable Asset is obtained, such Non-Assignable Asset shall not constitute a Purchased Asset and any associated Liability shall not constitute an Assumed Liability for any purpose under this Agreement, and the failure of any such written consent or approval to be obtained or the failure of any such Non-Assignable Asset to constitute a Purchased Asset or any circumstances resulting therefrom shall not constitute a Material Adverse Effect on the Business or a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement.
          (b) Following the Closing, Purchaser and Seller shall use their respective reasonable efforts to obtain, or to cause to be obtained, (i) any remaining consents necessary to assign to Purchaser any Non-Assignable Assets, and (ii) any remaining consent, substitution, approval, or amendment required to novate all Assumed Liabilities underlying such Non-

Assignable Assets, or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser and its Affiliates shall be solely responsible for such Assumed Liabilities.
ARTICLE 2. CONSIDERATION FOR TRANSFER
     2.1 Purchase Price. Subject to the terms and conditions of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the Purchased Assets and the execution and delivery of the Transaction Agreements by Seller to Purchaser, Purchaser shall deliver to Seller, Fifty Nine Million Seven Hundred Thousand Dollars ($59,700,000) in cash, (the “Purchase Price”), payable by wire transfer of immediately available U.S. funds, and an executed Assignment and Assumption Agreement.
ARTICLE 3. CLOSING AND CLOSING DELIVERIES
     3.1 Closing; Time and Place. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 555 West Fifth St., Suite 3500, Los Angeles, CA 90013, on the third (3rd) Business Day after the day on which all of the conditions to closing set forth in Article 9 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing) but in no event earlier than January 4, 2008, or at such other date, time or place as the parties may agree (the “Closing Date”).
     3.2 Deliveries by Seller. At the Closing, Seller shall (i) subject to the terms and conditions of this Agreement, take all steps necessary to place Purchaser in actual possession and operating control of the Business and the Purchased Assets and (ii) deliver the following items, duly executed by Seller as applicable, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:
          (a) General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit 3.2(a) (the “General Assignment and Bill of Sale”);
          (b) Assignment and Assumption Agreement. Assignment and Assumption Agreement, covering all of the Assumed Liabilities, other than the Real Property Leases, substantially in the form attached hereto as Exhibit 3.2(b) (the “Assignment and Assumption Agreement”);
          (c) Intellectual Property Assignment. Any and all documents necessary to properly record the assignment to Purchaser all of Seller’s right, title and interest in and to the Seller Intellectual Property, including with respect to those items that are Seller Intellectual Property (i) a trademark assignment (the “Trademark Assignment”), substantially in the form of Exhibit 3.2(c)(i) attached hereto, for all of such Trademarks; (ii) a patent assignment (the “Patent Assignment”) substantially in the form of Exhibit 3.2(c)(ii) hereto, for all of such Patents; and (iii) a copyright assignment (the “Copyright Assignment”), substantially in the form of Exhibit 3.2(c)(iii) hereto, for all of such Copyrights;
          (d) Share Transfer Agreement. The Share Transfer Agreement relating to the Purchased Subsidiary substantially in the form of Exhibit 3.2(d) hereto;

          (e) Other Conveyance Instruments. Such other specific instruments of sale, transfer, conveyance and assignment as Purchaser may reasonably request to permit Purchaser to take actual possession and operating control of the Business and the Purchased Assets;
          (f) Assignments of Leases. Assignments of all Real Property Leases and Personal Property Leases;
          (g) Seller Contracts. Originally-executed copies of all Seller Contracts;
          (h) Books and Records. The Books and Records; and
          (i) Certificate of Representations and Warranties. A Certificate executed on behalf of Seller by its Chief Executive Officer and Chief Financial Officer, certifying the matters in Sections 9.1(a), (d) and (e).
     3.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following items, duly executed by Purchaser as applicable, all of which shall be in a form and substance reasonably acceptable to Seller and Seller’s counsel:
          (a) Wire Transfers. A wire transfer to Bank of America for credit to Seller’s account in the amount of the Purchase Price;
          (b) Certificate of Representations and Warranties. A Certificate executed on behalf of Purchaser by its Chief Executive Officer and Chief Financial Officer, certifying the matters in Section 9.2(a); and
          (c) License to Seller Intellectual Property. A license providing Seller with certain rights to use the Seller Intellectual Property in the form attached hereto as Exhibit 3.3(c) (the “Seller License”).
     3.4 Delivery by Purchaser and Seller. At the Closing, Purchaser and Seller shall deliver the following items, duly executed by the appropriate parties, all of which shall be in a form and substance reasonably acceptable to the non-delivering party and its counsel:
          (a) Transition Services Agreement. A Transition Services Agreement, substantially in the form attached hereto as Exhibit 3.4(a) (the “Transition Services Agreement”); and
          (b) Other Documentation. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction, including such certificates, instruments and documents to be executed or delivered by Seller pursuant to Article 3 hereof.
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth on Schedule 4 (the “Seller Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article 4 and as to which Purchaser acknowledges and agrees that any matter disclosed pursuant to a Section of the Seller Disclosure Schedule shall be deemed disclosed for all other purposes of the Seller Disclosure Schedule as and to the extent the content or context of such disclosure makes it reasonably apparent, if read in the context of such other Section of the Seller Disclosure Schedule, that such disclosure is applicable to such other Section of the Seller Disclosure Schedule), Seller hereby represents and warrants as of the date hereof to Purchaser as follows:
     4.1 Organization, Good Standing, Qualification.
          (a) Seller and the Purchased Subsidiary is an entity duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its organization with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller and the Purchased Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct or nature of the Business, the operation of the Purchased Assets or the ownership or leasing of the Leased Real Property and Personal Property makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Business.
          (b) Schedule 4.1(b) lists every state or foreign jurisdiction in which Seller and the Purchased Subsidiary has facilities, maintains an office or has an Employee, to the extent relating to the operation of the Business. Neither Seller, with respect to the Business and the Purchased Assets, nor the Purchased Subsidiary nor any of their predecessors has conducted any business under, or otherwise used for any purpose in any jurisdiction, any fictitious name, assumed name, trade name or other name, except as set forth on Schedule 4.1(b).
     4.2 Charter Documents; Books and Records.
          (a) Seller has provided to Purchaser accurate, correct and complete copies of (i) the organizational documents (including charter, deed of incorporation and bylaws, as applicable) of the Purchased Subsidiary (the “Subsidiary Organizational Documents”), including all amendments thereto, as presently in effect; (ii) all stock records of the Purchased Subsidiary, including the stock ledger and copies of any stock certificates issued by the Purchased Subsidiary; (iii) minutes, if any, and all other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of (A) the stockholder(s) of the Purchased Subsidiary and (B) the Board of Directors and all committees of Seller and the Purchased Subsidiary approving or related to the Transaction (collectively, the “Resolutions”); (iv) all material books of account and other financial records of Seller to the extent relating to the Business and the Purchased Assets for the last two fiscal years and any interim period prior to the date hereof; and (v) all books of account and other financial records of the Purchased Subsidiary for the last two fiscal years and any interim period prior to the date hereof.
          (b) The minute books of the Purchased Subsidiary accurately and completely reflect all material corporate actions of its stockholders, its Board of Directors and any committees of its Board of Directors. The books of account and other financial records of Seller, with respect to the Business and the Purchased Assets, and the Purchased Subsidiary are accurate and complete in all material respects and have been maintained in accordance with sound business practices.
          (c) The Purchased Subsidiary is not in violation of any of the provisions of its charter, deed of incorporation, bylaws or other organizational documents or the Resolutions, and no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result in such a violation.
     4.3 Capitalization of Purchased Subsidiary.
          (a) The authorized, issued and outstanding capital stock of the Purchased Subsidiary as of the date hereof is set forth on Schedule 4.3(a). All of the outstanding capital stock of, or other ownership interest in, the Purchased Subsidiary is owned by Seller, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than Permitted Encumbrances. There are no outstanding (i) securities of the Purchased Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Purchased Subsidiary or (ii) options or other rights to acquire from the Purchased Subsidiary, or obligation on the part of the Purchased Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, the Purchased Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of Seller or the Purchased Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding share capital of the Purchased Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements, and are free and clear of all Encumbrances, other than Permitted Encumbrances.
          (b) There is no (i) contract under which the Purchased Subsidiary is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any Subsidiary Securities; or (ii) shareholder agreement, voting trust or other agreement, arrangement or understanding that may affect the exercise of voting or any other rights with respect to any Subsidiary Securities. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of the Purchased Subsidiary.
     4.4 Authority; Binding Nature of Agreements; Required Consents.
          (a) Seller has all requisite power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Seller. The approval of the stockholders of Seller is not required for Seller to enter into this Agreement or consummate the Transaction or any part thereof. This Agreement has been duly and validly executed and delivered by Seller. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
          (b) Schedule 4.4(b) contains a complete and accurate list of all consents, waivers, approvals, orders and authorizations of, and registrations, declarations or filings with, and notices to any Governmental Authority required by, or with respect to, Seller or the Purchased Subsidiary in connection with the execution and delivery of this Agreement or any other Transaction Agreement or the consummation of the Transaction or any part thereof (each, a “Governmental Consent”), other than such consents, waivers, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to have or make would not reasonably be expected to have a Material Adverse Effect on the Business.
          (c) Schedule 4.4(c) contains a complete and accurate list of all consents and waivers required from a third party in order to assign or transfer any Seller Contracts or other material Purchased Assets pursuant to this Agreement.
     4.5 Absence of Conflicts. Except as set forth on Schedule 4.4(b) or 4.4(c), the execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller do not and will not (with or without notice or lapse of time):
          (a) conflict with, violate or result in any breach of (i) any of the provisions of any Seller charter documents; (ii) any Resolutions; (iii) any of the terms or requirements of any Governmental Approval held by Seller or the Purchased Subsidiary that relates to the Business or any of the Purchased Assets or Assumed Liabilities; or (iv) any provision of any Seller Contract;
          (b) except as would not reasonably be expected to have a Material Adverse Effect on the Business, give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Purchased Subsidiary or any of the Purchased Assets or Assumed Liabilities, is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Seller Contract; or (iv) revoke, suspend or modify any Governmental Approval;
          (c) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets, other than Permitted Encumbrances; or
          (d) require Seller or the Purchased Subsidiary to obtain any material Consent or make or deliver any material filing or notice with or to a Governmental Authority.
     4.6 Subsidiaries. Except for the Purchased Subsidiary, Seller does not own, directly or indirectly, any capital stock of or any other equity interest in, or control, directly or indirectly, any other Person (other than Employees), and Seller is not or has not been, directly or indirectly, a party to, member of or participant in any partnership, limited liability company, joint venture or similar business entity, in each of the foregoing cases, which (i) is or has owned any of the Purchased Assets or (ii) is or has been involved in the Business in any material respect.

     4.7 Financial Statements.
          (a) Since January 1, 2003, Seller has filed with the Securities and Exchange Commission (the “SEC”) all material forms, registration statements, prospectuses, reports, schedules and documents (including all exhibits, post-effective amendments and supplements thereto) (the “Seller SEC Documents”) required to be filed by it under each of the Securities Act and the Exchange Act, all of which, as amended if applicable, complied in all material respects as to form with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), and the rules and regulations thereunder. As of their respective dates (taking into account any amendments or supplements filed prior to the date hereof), the Seller SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) Each of the principal executive officer and principal financial officer of Seller (or each former principal executive officer of Seller and each former principal financial officer of Seller, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Seller SEC Documents, and the statements contained in such certifications are true and correct. For purposes of this Section 4.7(b), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX and the rules and regulations thereunder. Neither Seller nor the Purchased Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
          (c) The consolidated financial statements of Seller included in the Seller SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or the applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Seller and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). The books and records of Seller and the Purchased Subsidiary are maintained in all material respects in accordance with all applicable legal and accounting requirements.
          (d) The consolidated financial statements of Seller as of and for the nine-months ended September 30, 2007 contained in the Seller SEC Documents (collectively, the “Seller Financial Statements”, and the balance sheet included therein at September 30, 2007 being the “Seller Balance Sheet” and September 30, 2007 being the “Balance Sheet Date”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP and any other applicable legal and accounting requirements, and fairly present the consolidated financial position of Seller and its consolidated subsidiaries as of such date and the consolidated results of their operations and cash flows for the period then ended.
          (e) The segment information relating to the Business contained in the Seller SEC Documents and the Seller Financial Statements complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP and any other applicable legal and accounting requirements, and fairly presents the information relating to the Business purported to be contained therein.
          (f) Seller has previously delivered to Purchaser the unaudited, unconsolidated balance sheet and income statement of the Purchased Subsidiary (A) as of and for the fiscal year ended December 31, 2006, and (B) as of and for the nine-months ended September 30, 2007. Such financial statements have been prepared in accordance with applicable legal and accounting requirements and fairly present the financial position of the Purchased Subsidiary as of such dates and the revenues and expenses of the Purchased Subsidiary for the periods then ended.
          (g) Schedule 4.7(g) sets forth an accurate and complete list, as of November 30, 2007, of (i) the aging of the accounts payable of Seller, (ii) all customer deposits or other deposits held by Seller, and (iii) all notes payable and other indebtedness of Seller, in each of the foregoing cases which were created or incurred in connection with the Business in the United States.
          (h) Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (i) Seller has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for Seller’s principal executive officer and principal financial officer to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Seller’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Seller’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Seller required under the Exchange Act with respect to such reports.
          (j) Except as otherwise disclosed in the Seller SEC Documents or in a writing made available to Purchaser, since December 31, 2006, Seller has not received from its independent auditors any written notification of a (x) “reportable condition” or (y) “material weakness” in Seller’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.
          (k) To Seller’s Knowledge, no current or former Employee has provided information to any Governmental Entity regarding the commission of any crime or the violation of any Legal Requirement applicable to the Business, the Purchased Assets or the Purchased Subsidiary.
          (l) During the periods covered by Seller Financial Statements, Seller’s external auditor was independent of Seller and its management.
          (m) Seller has in place a revenue recognition policy that is consistent with GAAP.
     4.8 Absence of Undisclosed Liabilities.
          (a) Seller has no material Liabilities related to the Business that Purchaser (or the Purchaser Affiliate) will assume in the Transaction, other than (i) those set forth in the Seller Balance Sheet (or the notes thereto); and (ii) those incurred in the ordinary course since the Balance Sheet Date.
          (b) All accounts payable of Seller and its Subsidiaries that arose after the Balance Sheet Date have been recorded on the accounting books and records of Seller. All outstanding accounts payable of Seller attributable to the Business, or of the Purchased Subsidiary, represent valid obligations arising from bona fide purchases of assets or services. Since the Balance Sheet Date, to the extent relating to the Business, Seller and its Subsidiaries have each paid all of its accounts payable in the ordinary course of business consistent with past practices and the terms of such accounts payable, and have not delayed or renegotiated payment of, or refused to pay, any of its accounts payable, except consistent with its past practices.
          (c) Neither Seller nor the Purchased Subsidiary has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, or (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony. To the Knowledge of Seller, none of the Transferred Employees has been convicted of, or pleaded guilty or no contest to, any felony.
          (d) Neither Seller (to the extent included in the Assumed Liabilities) or the Purchased Subsidiary is or has been a party to any agreement whereby it has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any material obligation or other material liability of any Person (other than Seller or the Purchased Subsidiary).
     4.9 Absence of Changes. Since the Balance Sheet Date and through the date hereof, (i) Seller and the Purchased Subsidiary has conducted the Business in the ordinary course of business; (ii) to the Knowledge of Seller, no event or circumstance has occurred that would reasonably be expected to have a Material Adverse Effect on the Business; and (iii) Seller has not taken any action, agreed to take any action, or omitted to take any action that would constitute a breach of Section 6.1 or 6.2 if such action or omission were taken between the date of this Agreement and the Closing Date; and (iv) except as set forth in Schedule 4.9, there has not been any:
          (a) transaction by Seller (with respect to the Business) or the Purchased Subsidiary, except in the ordinary course of business and consistent with past practices;
          (b) amendments or changes to any Subsidiary Organizational Document;
          (c) capital expenditure or capital commitment by Seller (with respect to the Business) or the Purchased Subsidiary in any amount in excess of $25,000 in any individual case or $75,000 in the aggregate;
          (d) destruction of, material damage to or material loss of any material assets, business or customer of Seller (with respect to the Business) or the Purchased Subsidiary (whether or not covered by insurance);
          (e) material work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance relating to any material labor, employment and/or safety matter involving Seller (with respect to the Business) or the Purchased Subsidiary, including charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;
          (f) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller with respect to the Business or the Purchased Subsidiary;
          (g) material revaluation by Seller or any its Subsidiaries of any of the Purchased Assets, including the writing down of the value of inventory or writing off of notes or accounts receivable;
          (h) Employee terminations or layoffs by Seller or a Subsidiary thereof (with respect to the Business or the Purchased Subsidiary); it being understood that termination of employees for poor performance or for cause shall not constitute a violation of this clause (h);
          (i) (i) grant of any severance or termination pay to any Transferred Employee, except payments made pursuant to written agreements outstanding on the date hereof and as disclosed in the Seller Disclosure Schedule, (ii) entering into any employment contract, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any director or Transferred Employee or (iii) increase in the salaries, wage, rates or other compensation of Transferred Employees, other than payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in Schedule 4.9 or increases in compensation due to employee promotions in the ordinary course of business consistent with past practices;

          (j) entering into of any Material Contract (including any strategic alliance, joint development or joint marketing agreement or any loan agreement or instrument), any termination, expiration, extension, amendment or modification of the terms of any Material Contract or any waiver, release or assignment of any material rights or claims thereunder, except in the ordinary course of business and consistent with past practices;
          (k) sale, lease, license or other disposition of any of the material assets or properties of Seller primarily related to the Business or of the Purchased Subsidiary, or creation of any Encumbrance on such assets or properties, except Permitted Encumbrances;
          (l) loan by the Purchased Subsidiary to any Person, incurrence by the Purchased Subsidiary of any indebtedness for borrowed money, guarantee by the Purchased Subsidiary of any indebtedness, issuance or sale of any debt securities of the Purchased Subsidiary or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with past practices;
          (m) waiver or release of any material right or claim of Seller primarily related to the Business or of the Purchased Subsidiary, except in the ordinary course of business and consistent with past practices;
          (n) to Seller’s Knowledge, commencement, or written notice or threat of commencement, of any lawsuit or proceeding against, or investigation of Seller, related to the Business or the Purchased Subsidiary or commencement or settlement of any litigation by Seller related to the Business or the Purchased Subsidiary;
          (o) (i) transfer or sale by Seller or the Purchased Subsidiary of any rights to any material Seller Intellectual Property or any Seller Registered Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by Seller in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for any of the foregoing, or (ii) material change in pricing or royalties set or charged by Seller or the Purchased Subsidiary to their customers or licensees or to the Purchased Subsidiary;
          (p) agreement, or modification to any agreement, pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to Seller Products, except in the ordinary course of business;
          (q) issuance, grant, delivery or sale (or authorization of the same) by the Purchased Subsidiary of any Subsidiary Securities; or
          (r) to Seller’s Knowledge, agreement by Seller or the Purchased Subsidiary, or any officer or Employees thereof, to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Purchaser and its representatives regarding the Transaction).

     4.10 Accounts Receivable. Schedule 4.10 contains an aging schedule of all accounts of the Business as of November 30, 2007, indicating a range of days elapsed since being invoiced. All of the accounts receivable included in Schedule 4.10 (i) represent bona fide transactions that arose in the ordinary course of business and (ii) are carried at values determined in accordance with GAAP consistently applied.
     4.11 Inventory. Seller has no inventory of Seller Products or components thereof, whether held by Seller or third parties.
     4.12 Restrictions on Business Activities. Except as set forth on Schedule 4.12, there is no Seller Contract or judgment, injunction, order or decree to which Seller or the Purchased Subsidiary is a party or specifically subject, that has the effect of prohibiting or impairing any business practice of the Business in a material respect or otherwise limiting the freedom of Purchaser to continue the Business after the Closing. Without limiting the generality of the foregoing, neither Seller nor the Purchased Subsidiary has (i) entered into any agreement which is a Seller Contract or by which the Business or any Purchased Asset is subject, under which Seller, the Purchased Subsidiary or Purchaser (after the Closing) is or would be restricted from selling, licensing, manufacturing or otherwise distributing any of the Seller Products to any class of customers, in any geographic area, during any period of time, or in any segment of the market or (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any Seller Products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.
     4.13 Material Contracts.
          (a) Schedule 4.13(a) sets forth as of the date hereof an accurate, correct and complete list of all Seller Contracts to which any of the descriptions set forth below apply (the “Material Contracts”):
               (i) Real Property Leases, Personal Property Leases and IP Licenses;
               (ii) Any outstanding Contract for capital expenditures or for the purchase of goods or services for the Business in excess of $25,000;
               (iii) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits primarily relating to any of the Purchased Assets or the Business;
               (iv) Any advertising Contract not terminable without payment or penalty on thirty (30) days (or less) notice;
               (v) Any Contract granting or receiving any right, title or interest in or to real property;
               (vi) Any Contract with any Governmental Authority that directly applies to Business or any of the Purchased Assets;

               (vii) Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants primarily relating to the Business or any of the Purchased Assets;
               (viii) Any Contract relating to any license or royalty arrangement that directly applies to the Business or any of the Purchased Assets;
               (ix) Any power of attorney, proxy or similar instrument;
               (x) Any Contract for the manufacture, service or maintenance of any Seller Product;
               (xi) Any requirement or output Contract with respect to the Seller Products;
               (xii) Any Contract to indemnify any Person or to share in or contribute to the liability of any Person;
               (xiii) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area primarily relating to the Business or any of the Purchased Assets or which would be binding on Purchaser or the Purchased Subsidiary after the Closing;
               (xiv) Any other Contract primarily relating to the Business or any of the Purchased Assets (including current Contracts with customers of the Business), which (i) provides for payment or performance by either party thereto having an aggregate value of $50,000 or more; (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (iii) is between, inter alia, an Affiliate and Seller; and
               (xv) Any other Contract that involves future payments, performance of services or delivery of goods or materials to or by Seller of an aggregate amount or value in excess of $25,000 on an annual basis and primarily relating to the Business or any or the Purchased Assets or that otherwise is material to the Business.
          (b) Seller has provided to Purchaser accurate, correct and complete copies of all Material Contracts, including all material amendments, supplements, modifications and waivers thereof.
          (c) Each Material Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
          (d) (i) Seller is not in default in a material respect, and no party has notified Seller that it is in default in a material respect, under any Material Contract. No event has occurred as of the date hereof, and to the Knowledge of Seller, no circumstance or condition exists, that will be reasonably likely to (with or without notice or lapse of time): (A) result in a violation or breach of any of the provisions by Seller of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract;

(C) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract; or (D) otherwise have a Material Adverse Effect on the Business in connection with any Material Contract; and
               (ii) Seller has not waived any material rights under any Material Contract.
          (e) To the Knowledge of Seller, each Person against which Seller has or may acquire any rights under any Material Contract is (i) solvent and (ii) able to satisfy such Person’s material obligations and liabilities to Seller.
          (f) To the Knowledge of Seller, the performance of the Material Contracts will not result in any violation of, or failure by Seller to comply, in any material respect, with any Legal Requirement.
          (g) There is no outstanding or pending claim under any insurance policy of Seller (related primarily to the Business) or the Purchased Subsidiary.
     4.14 Title; Sufficiency; Condition of Assets.
          (a) Subject to the following sentence, Seller has good and valid title to and has the right to sell, assign and deliver the Purchased Assets to Purchaser. Except for the Leased Real Property, the Purchased Assets are free and clear of all Encumbrances of any kind or nature, except Permitted Encumbrances.
          (b) The Purchased Assets include all the material assets necessary to permit Purchaser to conduct the Business after the Closing in a manner substantially equivalent to the manner as it is being conducted on the date of this Agreement in compliance with all Legal Requirements and to perform all Assumed Liabilities, assuming Purchaser acquires or otherwise possesses the Excluded Assets necessary to the conduct of the Business; provided that the foregoing is not intended to be and shall not be construed as any form of covenant, representation or warranty as to infringement of any third party’s Intellectual Property Rights by the Business or the Transferred Assets or the sufficiency of the Seller Intellectual Property, which matters are addressed solely by Section 4.16.
          (c) All tangible Purchased Assets are (i) in good operating condition and repair, ordinary wear and tear excepted; and (ii) adequate for continued use in the manner in which they are presently being used.
     4.15 Real Property Leases. Schedule 1.1(d) sets forth an accurate, correct and complete list of all Real Property Leases (including the street address of each Leased Real Property and the name of the lessor). Seller has been in lawful possession of the premises covered by each Real Property Lease since the commencement of the original term of such Lease. Seller has provided to Purchaser accurate, correct and complete copies of each Real Property Lease. All Real Property Leases are in good standing and are valid and effective in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity, and, to the Knowledge of Seller, there exists no material default thereunder or occurrence or condition which would result in a material default thereunder or termination thereof.
     4.16 Intellectual Property.
          (a) Schedule 4.16(a) lists all Seller Registered Intellectual Property, except Trademarks. Exhibit B lists all Seller Registered Intellectual Property that are Trademarks that are owned or exclusively licensed by the Seller or a Purchased Subsidiary and are used to identify Seller Products (but not including any Retained Mark). The Seller Products are all products that are currently licensed, sold, published, offered, or under development by Seller or the Purchased Subsidiary in connection with the Business.
          (b) Seller has complied with all requirements of the United States and foreign patent offices or applicable Governmental Entities to maintain any issued Seller Patents, including payment of all required fees to such offices or agencies. Seller has no Knowledge of any prior art references or prior public uses, sales, offers for sale or disclosures which could reasonably be expected to invalidate Seller Patents or any claim thereof, or of any conduct the result of which could reasonably be expected to render any Seller Patent or any claim thereof invalid or unenforceable. To the Knowledge of Seller, the original, first and joint inventors of the subject matter claimed in the patents and patent applications included in Seller Patents are properly represented in the Seller Patents. The Seller Patents are assignable to Purchaser at the Closing.
          (c) Each item of Seller Intellectual Property is owned solely by Seller or a Purchased Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances. Neither Seller nor any Purchased Subsidiary is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Seller or any Purchased Subsidiary or Purchaser, as successor to Seller or any Purchased Subsidiary, in Seller Intellectual Property. Schedule 4.16(c) lists all Contracts pursuant to which a third party has licensed Intellectual Property Rights to Seller that are necessary in a material respect to the operation of the Business or the Seller Products, other that non-exclusive licenses to commercially available off-the-shelf software entered into in the ordinary course (“In-Licenses”). The Seller Intellectual Property along with the Intellectual Property Rights of Seller licensed to Purchaser pursuant to Section 7.2(a) constitutes all the Intellectual Property Rights of Seller or any Purchased Subsidiary necessary to the conduct of the Business as it is currently conducted.
          (d) Schedule 4.16(d) lists all (i) Contracts pursuant to which Seller or a Purchased Subsidiary has granted a third party a license to or covenant not to sue with respect to any material Seller Intellectual Property Rights (other than non-exclusive licenses granted to end-user customers in the ordinary course in connection with the sale or licensing of the Seller Products) or (ii) any Contract pursuant to which a third party has been granted any ownership rights (including any exclusive license rights) in any portion of software that is or has been incorporated in or bundled with Seller Software (“Out-Licenses,” together with the In-Licenses, the “IP-Licenses”). Seller and the Purchased Subsidiary are in compliance with and have not materially breached, violated or defaulted under, or received notice that any of them have materially breached, violated or defaulted under, any of the terms or conditions of any IP-

License, nor does Seller have Knowledge of any event or occurrence that could reasonably be expected to constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both). Each such IP License is in full force and effect, and neither Seller nor the Purchased Subsidiary is in material default thereunder, nor to the Knowledge of Seller is any party obligated to Seller or the Purchased Subsidiary pursuant to any such agreement in material default thereunder. Following the Closing Date, subject to receipt of any Assignment Consents or Governmental Consents, Purchaser will be permitted to exercise all of Seller’s rights under such IP Licenses to the same extent Seller and the Purchased Subsidiary would have been able to had the Transaction not occurred and without the payment of any additional material amounts or consideration other than fees, royalties or payments which Seller or the Purchased Subsidiary would otherwise have been required to pay had the Transaction not occurred.
          (e) To the Knowledge of Seller, the use of Seller Intellectual Property by Seller and the Purchased Subsidiary, as currently used and previously used in the Business (including the reproduction and distribution of Seller Products) has not infringed and does not infringe any other Person’s right of privacy, right in personal data, patent, trademark, service mark, trade name, firm name, logo, trade dress, Mask-Work or other Intellectual Property Right (other than the rights set forth in the following sentence), or give rise to any claim of unfair competition. The use of Seller Intellectual Property and Seller Software by Seller and the Purchased Subsidiary, as currently used and previously used in the Business (including the reproduction and distribution of Seller Products) has not infringed and does not infringe any other Person’s copyright or trade secret rights. No funds or facilities of any university were used in the development of Seller Intellectual Property in a manner that would give rise to any right by the university to the Seller Intellectual Property. Seller has not received notice of any claims (i) challenging the validity, enforceability, effectiveness or ownership by Seller or the Purchased Subsidiary of any of Seller Intellectual Property, or (ii) alleging that Seller or the Purchased Subsidiary infringes on any Intellectual Property Rights of any Person and to Seller’s Knowledge, no such claims are threatened by any Person against Seller or the Purchased Subsidiary. Seller has not received notice of any legal or governmental proceeding, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of Seller Intellectual Property, other than review of pending patent and trademark applications, and neither Seller nor the Purchased Subsidiary is aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Authority or any other Person. To Seller’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any Seller Intellectual Property by any third party or Employee.
          (f) Seller or the Purchased Subsidiary have secured from all Persons (including current and former Employees) who have created any Seller Intellectual Property a valid and enforceable written assignment of such Intellectual Property Rights or Seller or a Subsidiary thereof exclusively owns such Intellectual Property Rights by operation of law.
          (g) Except as set forth on Schedule 4.16(g), no Seller Software is subject to any source code escrow agreement or agreement that would require Purchaser to disclose the source code to a third party.

          (h) Seller and the Purchased Subsidiary have taken reasonable measures to protect the proprietary nature of any material Trade Secrets that are Seller Intellectual Property, including requiring all current and former employees, consultants and contractors of Seller and the Purchased Subsidiary who have engaged in the development or creation of any material Seller Intellectual Property to execute appropriate confidentiality and intellectual property assignment agreements. Seller has no Knowledge of any violation or unauthorized disclosure of any Trade Secret constituting Seller Intellectual Property.
          (i) Seller has not knowingly included in any Seller Product any undisclosed computer code designed to disrupt, disable or harm in any manner the operation of the Seller Product or any other software or hardware.
          (j) The In-Licenses include all licenses, sublicenses and other agreements) pursuant to which Seller is authorized to use any Intellectual Property Rights in or bundled with the Seller Products.
          (k) No Seller Product distributed by Seller is subject to the term of the General Public License (GPL) or similar open source license requiring Seller to make available or distribute the source code for such Seller Product or purports to restrict Purchaser’s ability to charge for distribution of or to use any Seller Product for commercial purposes.
          (l) Except as set forth on Schedule 4.16(l), neither Seller nor the Purchased Subsidiary have used Publicly Available Software in whole or in part in the former, current or currently planned development of any part of a Seller Product in a manner that may subject a Seller Product, in whole or in part, to the license obligations of any Publicly Available Software. To Knowledge of Seller, no source code licensee of Seller has received from Seller or distributed to any third party any combination of Publicly Available Software and Seller Intellectual Property owned by Seller in a manner that may subject Seller Intellectual Property owned by Seller, in whole or in part, to all or part of the license obligations of any Publicly Available Software.
          (m) None of Seller’s or the Purchased Subsidiary’s professional services agreements with their customers, agreements with merchants, agreements with outside consultants for the performance of professional services on the behalf of Seller, the Subsidiaries or any of their respective customers, nor any agreement or license with any end user or reseller of Seller’s or the Purchased Subsidiary’s products, confers upon any Person other than Seller or the Purchased Subsidiary any ownership right with respect to any Seller Intellectual Property developed in connection with such agreement or license.
          (n) Neither Seller nor the Purchased Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Seller Intellectual Property to any Person.
          (o) Neither Seller nor the Purchased Subsidiary has participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of any material Seller Intellectual Property or restrict the ability of Seller or the Purchased Subsidiary to enforce, license, or exclude others from using Seller Intellectual Property.
     4.17 Customers, Distributors and Suppliers.
          (a) Schedule 4.17(a) lists each customer that, together with such customer’s Affiliates, contributed more than ten percent (10%) of the revenues of the Business derived from Seller Products in the twelve (12) months ending September 30, 2007. Neither Seller nor the Purchased Subsidiary has received written notice from any such customer listed on Schedule 4.17(a) indicating that such customer intends to materially reduce or not continue its business relationship with Seller.
          (b) Schedule 4.17(b) sets forth a true, accurate and complete list of each distributor through which Seller currently distributes the Seller Products where such distributor accounts for more than ten percent (10%) of the revenues of the Business derived from Seller Products in the twelve (12) months ending September 30, 2007. Neither Seller nor the Purchased Subsidiary has received written notice from any such distributor listed on Schedule 4.17(b) indicating that any such distributor intends to cease acting as a distributor of any such products.
          (c) Seller has not received any written notice, and otherwise has no Knowledge, that any current customer or distributor identified in Schedule 4.17(a) or Schedule 4.17(b) may cease dealing with Seller, may otherwise materially reduce the volume of business transacted by such Person with Seller or otherwise is materially dissatisfied with the service Seller provides such Person. Since January 1, 2007, there has been no cancellation of backlogged orders in excess in a material amount of the average rate of cancellation prior to such date.
          (d) Neither Seller nor any of its officers or employees has directly or indirectly given or agreed to give any rebate, gift or similar benefit to any customer, supplier, distributor, broker, or governmental employee, who was or is in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) which would reasonably be expected to subject Seller (or Purchaser after consummation of the Transaction) to any damage or penalty in any civil, criminal or governmental litigation or proceeding which would have a Material Adverse Effect on the Business (or Purchaser after consummation of the Transaction).
          (e) Neither Seller nor the Purchased Subsidiary has sold, transferred, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to Seller’s or the Purchased Subsidiary’s current or former customers of the Business (the “Seller Customer Information”) in violation of any law or material agreement.
     4.18 Product Warranties; Defects; Liabilities; Services.
          (a) All forms of agreement pursuant to which Seller and the Purchased Subsidiary currently sell or distribute Seller Products have been provided to Purchaser. The product warranty experience for the three (3) years ended December 31, 2006, and the interim period through the date hereof is set forth in Schedule 4.18(a). Except for the Seller Contracts, no Seller Product is subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Legal Requirements.
          (b) No Seller Product sold or licensed, as the case may be, by Seller prior to the Closing failed to conform to applicable specifications in a manner that would give rise to a warranty claim by the purchaser or licensee thereof against Purchaser.
          (c) Seller maintains no product warranty reserves on the Seller Financial Statements with respect to the Seller Products.
     4.19 Employees and Consultants.
          (a) Schedule 4.19(a)(i) sets forth as of the date hereof the name, title and annual salary or hourly wage rate (including any guaranteed bonus) with respect to each current employee of Seller who performs services primarily related to the Business and each current employee of the Purchased Subsidiary who performs services primarily related to the Business (collectively, the “Employees” and individually, an “Employee”) (including any Employee who is on a leave of absence). Except as set forth in Schedule 4.19(a)(ii) or as otherwise required by applicable law, the employment of each Employee is terminable by Seller or the Purchased Subsidiary at will.
          (b) Schedule 4.19 (b) contains a list of individuals who are currently performing services for Seller related to the Business or the Purchased Subsidiary and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether Seller is party to a consulting or independent contractor agreement with the individual. Any such agreements have been delivered to Purchaser and are set forth on Schedule 4.19(b). Any Persons now or heretofore engaged by Seller or the Purchased Subsidiary as independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Legal Requirements.
          (c) (i) None of the Employees has given Seller or the Purchased Subsidiary notice or any other communication terminating his or her employment with Seller or the Purchased Subsidiary, or terminating his or her employment upon a sale of, or business combination relating to, Seller or the Purchased Subsidiary or in connection with the Transaction, or explicitly expressed to an executive officer of Seller or the Purchased Subsidiary that he or she will not accept employment with Purchaser; (ii) neither Seller nor the Purchased Subsidiary has a present intention to terminate the employment of any current employee prior to the Closing; (iii) to Seller’s Knowledge, no current employee has received, or is currently considering, an offer to join a business that likely would be competitive with the Business; (iv) to Seller’s Knowledge, no Employee, consultant or contractor is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement, any other restrictive covenant or other contract with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which could reasonably be expected to have a

Material Adverse Effect on the Business; (v) to Seller’s Knowledge, no current Employee, contractor or consultant is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by Seller or the Purchased Subsidiary, as the case may be; and (vi) neither Seller nor the Purchased Subsidiary is, and neither has at any time since January 1, 2006 been, engaged in any formal dispute or litigation with an Employee regarding intellectual property included in the Seller Intellectual Property.
          (d) Neither Seller nor the Purchased Subsidiary is presently, nor have they been in the past, a party to or bound by any union contract or collective bargaining agreement with respect to the Business or the Employees. Seller has no Knowledge of any activities or proceedings of any labor union to organize any Employees.
          (e) There is not now pending and, to Seller’s Knowledge, no Person has threatened in writing to commence any material slowdown, work stoppage, labor dispute or union organizing activity with respect to the Business, nor to Seller’s Knowledge has any event occurred, or any condition or circumstance exist, that would reasonably be expected to give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity with respect to the Business.
          (f) Except as set forth in Schedule 4.19(f), (i) neither Seller nor the Purchased Subsidiary is liable for any severance pay, bonus compensation, acceleration or vesting of any cash payment (other than accrued salary, vacation, or other paid time off in accordance with Seller’s and the Subsidiaries’ policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of Seller or the Purchased Subsidiary, applicable Legal Requirements or otherwise; and (ii) as a result of or in connection with the Transaction or as a result of the termination by Seller or the Purchased Subsidiary of any Persons employed by Seller or the Purchased Subsidiary on or prior to the Closing Date, Seller will not have (A) any liability that exists or arises, or may be deemed to exist or arise, under Seller’s or the Purchased Subsidiary’s benefit or severance policy, practice, agreement, plan, program, Legal Requirements applicable thereto or otherwise, including severance pay, bonus compensation or similar payment (other than accrued salary, vacation, or other paid time off in accordance with Seller’s and the Subsidiaries’ policies), or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance, any cash benefit due any Employee (other than accrued salary, vacation, or other paid time off in accordance with Seller’s and the Subsidiaries’ policies). As of the Closing Date, Seller shall have satisfied in full all of its obligations to pay cash to Employees, consultants and contractors for any severance pay or any other cash payments which are then due and payable in cash due to or arising from the Transaction.
          (g) The Purchased Subsidiary has complied in all material respects with all applicable material Legal Requirements, agreements, contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees.

          (h) There are no claims pending or, to Seller’s Knowledge, threatened, before any Governmental Entity by or related to any Employee for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending before any Governmental Entity (or any state “referral agency”) regarding any Employee arising out of Seller’s or the Purchased Subsidiary’s status as employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition or otherwise. In addition, there are no pending, to Seller’s Knowledge, threatened, or reasonably anticipated claims or actions against Seller or the Purchased Subsidiary under any workers compensation policy or long-term disability policy with respect to any Employee.
          (i) Seller and the Purchased Subsidiary, and to Seller’s Knowledge each Employee, is in compliance with all applicable visa and work permit requirements with respect to each Employee, and no visa or work permit held by an Employee will expire during the six (6) month period beginning at the date of this Agreement.
          (j) Seller is in compliance in all material respects with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101).
     4.20 Employee Benefit Plans.
          (a) None of the Business Benefit Plans is a (i) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multi-employer plan” (within the meaning of Section 3(37) of ERISA), or (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code).
          (b) No Business Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees or former employees of Seller and its ERISA Affiliates beyond retirement or other termination of service, other than coverage required by Section 4980B of the Code and Sections 601 through 608 of ERISA (and, if applicable, comparable state law).
          (c) Each Business Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has received and is entitled to rely upon a favorable determination letter or opinion letter from the IRS with respect to such Business Benefit Plan as to its qualified status under the Code, and, to the Knowledge of the Seller, nothing has occurred that could reasonably expected to adversely affect such determination or opinion. All amendments required to maintain each such Business Benefit Plan’s compliance with applicable law, including ERISA and the Code, have been timely adopted and implemented.
          (d) Each Business Benefit Plan that is an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) has been maintained in substantial compliance with its terms and with the requirements prescribed by applicable Legal Requirements, except for any instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Business.

     4.21 Governmental Approvals.
          (a) Seller has all Governmental Approvals that are necessary in connection with Seller’s ownership and use of its properties or assets in connection with the Business (including the Purchased Assets) or Seller’s operation of the Business, other than such Governmental Approvals the failure of which to have would not reasonably be expected to have a Material Adverse Effect on the Business. Schedule 1.1(h) contains an accurate, correct and complete list of each such Governmental Approval. Each such Governmental Approval is valid and in full force and effect, and there is not pending or, to the Knowledge of Seller, threatened, any Proceeding which would result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval.
          (b) Seller has provided to Purchaser accurate, correct and complete copies of all of the Governmental Approvals identified in Schedule 1.1(h), including all material renewals thereof and all material amendments thereto.
     4.22 Compliance with Laws. Seller has operated the Business and the Purchased Assets, at all times since January 1, 2004, in compliance with each Legal Requirement that is applicable to the Business or any of the Purchased Assets, except for non-compliance which would not reasonably be expected to have a Material Adverse Effect on the Business. Seller has not received any written notice since January 1, 2006 from any third party regarding any actual, alleged or potential violation of any Legal Requirement by Seller or a Purchased Subsidiary with respect to the Business or any of the Purchased Assets.
     4.23 Proceedings and Orders.
          (a) As of the date hereof, there is no Proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller in connection with the Business or the Purchased Assets or the Purchased Subsidiary, or Seller’s rights relating thereto, which would reasonably be expected to have a Material Adverse Effect on the Business. To the extent permitted under applicable Legal Requirements or any Contract to which Seller is a party, (i) Seller has provided to Purchaser true, accurate, correct and complete copies of all material pleadings, correspondence and other documents relating to any such Proceeding, and (ii) Seller has provided to Purchaser a reasonable description of any pleadings, correspondence and other documents which Seller is not permitted to provide to Seller.
          (b) Neither Seller, the Purchased Subsidiary, nor any of the Purchased Assets, operations of the Business, nor Seller’s rights relating to any of the foregoing, is subject to any Order or, to the Knowledge of Seller, any proposed Order, except to the extent that any such Order, if issued or otherwise put into effect, would not reasonably be expected to have a Material Adverse Effect on the Business.
     4.24 Environmental Matters.
          (a) Hazardous Material. Except as would not reasonably be expected to have a Material Adverse Effect on the Business, neither Seller nor the Purchased Subsidiary has with respect to the Business (i) operated any Underground Storage Tanks at any property that Seller or the Purchased Subsidiary has at any time owned, operated, occupied or leased; or

(ii) released any substance that has been designated by any Governmental Entity or by applicable Legal Requirements to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a “Hazardous Material”), which would require remedial or corrective action under the Environmental Laws.
          (b) Hazardous Materials Activities. Except as would not reasonably be expected to have a Material Adverse Effect on the Business, neither Seller nor the Purchased Subsidiary has with respect to the Business, transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Legal Requirements, nor has Seller or the Purchased Subsidiary with respect to the Business, disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Legal Requirements promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity (“Environmental Laws”).
          (c) Permits. Seller and the Purchased Subsidiary currently hold all material Governmental Approvals and permits necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted.
          (d) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to Seller’s Knowledge, threatened, concerning any Hazardous Material or any Hazardous Materials Activity of Seller or the Purchased Subsidiary with respect to the Business.
          (e) Environmental Representations and Warranties. Notwithstanding anything to the contrary contained herein, the representations and warranties contained in this Section 4.24 are the only representations and warranties being made with respect to Environmental Laws, Hazardous Materials or Hazardous Material Activities.
     4.25 Taxes.
          (a) Seller has prepared and timely filed all material Tax Returns relating to any and all Taxes concerning or attributable to Seller’s ownership of the Purchased Assets or operation of the Business, and such Returns are true and correct in all material respects and have been completed in accordance with applicable laws.
          (b) Seller (i) has paid all Taxes it is required to pay attributable to or imposed with respect to operations of the Business or ownership of the Purchased Assets and (ii) has withheld or paid with respect to its employees (and timely paid over any amounts withheld to the appropriate taxing authority) all applicable income taxes and social security charges and similar fees, and other Taxes required to be withheld or paid. No claim has ever been made by an authority in a jurisdiction where the Business related to the Purchased Assets did not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
          (c) Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
          (d) There are (and immediately following the Closing there will be) no liens on the Purchased Assets relating to or attributable to Taxes (other than liens for Taxes not yet due and payable).
          (e) Seller is not a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract which would become a Seller Contract. Seller is not a party to any joint venture, partnership, or other arrangement or contract which would become a Seller Contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes. Seller has not been a member of an affiliated group (other than a group the common parent of which was the Seller) and has no liability for the Taxes of any Person under Treas. Regs. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
          (f) Seller has treated itself as owner of each of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (g) Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
          (h) Notwithstanding anything to the contrary contained herein, the representations and warranties contained in this Section 4.25 are the only representations and warranties being made with respect to Tax matters.
     4.26 Brokers. Except as set forth in Schedule 4.26, Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.
     4.27 Solvency. Seller is not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is indebted. As of the date hereof, Seller’s assets, at a fair valuation, exceed its liabilities, and Seller is able, and would reasonably be expected to continue to be able immediately after the Closing of the Transaction, to meet its debts as they mature and will not become insolvent as a result of the Transaction. Immediately after the Closing of the Transaction, Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.

     4.28 Bank Accounts. Schedule 1.1(l) sets forth an accurate and complete list of all Bank Accounts, including the names and addresses of the financial institutions in which the Purchased Subsidiary has a Bank Account and the names of all persons authorized to draw thereon or with access thereto.
     4.29 No Other Agreement. Other than for sales or licenses of assets in the ordinary course of business, neither Seller nor the Purchased Subsidiary has entered into any Contract with respect to the sale or other disposition of any of the Purchased Assets or capital stock of the Purchased Subsidiary, except as set forth in this Agreement.
     4.30 Foreign Corrupt Practices Act. Neither Seller (with respect to the Business) or the Purchased Subsidiary (including any of their officers or directors) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.
     4.31 Export Controls. Seller (with respect to the Business) has not violated in any material respect any Legal Requirements relating to export control and trade embargoes, including the antiboycott prohibitions contained in 50 U.S.C. § 2401 et seq., or taken any action that can be penalized under Section 999 of the Code. During the last five (5) years, neither Seller (with respect to the Business) nor the Purchased Subsidiary has been a party to, been a beneficiary under or has performed any service or sold any product under any Seller Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.
     4.32 Opinion of Financial Advisor. Seller’s financial advisor, Robert W. Baird & Co., has delivered to Seller’s board of directors a written opinion to the effect that, as of the date of this Agreement, the consideration to be paid by Purchaser hereunder is fair to Seller from a financial point of view.
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Except as set forth on Schedule 5 (the “Purchaser Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the applicable Section numbers of this Article 5 and as to which Seller acknowledges and agrees that any matter disclosed pursuant to a Section of the Purchaser Disclosure Schedule shall be deemed disclosed for all other purposes of the Purchaser Disclosure Schedule as and to the extent the content or context of such disclosure makes it reasonably apparent, if read in the context of such other Section of the Purchaser Disclosure Schedule, that such disclosure is applicable to such other Section of the Purchaser Disclosure Schedule), Purchaser hereby represents and warrants as of the date hereof to Seller as follows:
     5.1 Organization and Good Standing. Purchaser (and if applicable, the Purchaser Affiliate) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
     5.2 Authority; Binding Nature of Agreements. Purchaser (and if applicable, the Purchaser Affiliate) has all requisite corporate power and authority to execute and deliver this

Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by Purchaser (and if applicable, the Purchaser Affiliate) of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Purchaser (and if applicable, the Purchaser Affiliate). This Agreement has been duly and validly executed and delivered by Purchaser (and if applicable, the Purchaser Affiliate). Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Purchaser (and if applicable, the Purchaser Affiliate), enforceable against Purchaser (and if applicable, the Purchaser Affiliate) in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
     5.3 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Purchaser (and if applicable, the Purchaser Affiliate) do not and will not (with or without notice or lapse of time):
          (a) conflict with, violate or result in any breach of (i) any of the provisions of Purchaser’s (and if applicable, the Purchaser Affiliate’s) Certificate of Incorporation or bylaws; (ii) any resolutions adopted by Purchaser’s (and if applicable, the Purchaser Affiliate’s) stockholders, or its board of directors or committees thereof; (iii) any of the terms or requirements of any Governmental Approval held by Purchaser (and if applicable, the Purchaser Affiliate); or (iv) any provision of a Contract to which Purchaser (and if applicable, the Purchaser Affiliate) is a party;
          (b) except as would not be reasonably be expected to have a Material Adverse Effect on Purchaser, give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Purchaser (and if applicable, the Purchaser Affiliate) or any of its assets is subject; or (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate or modify any Contract to which Purchaser (and if applicable, the Purchaser Affiliate) is a party; or
          (c) require Purchaser (and if applicable, the Purchaser Affiliate) to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.
     5.4 Brokers. Except as set forth in Schedule 5.4, Purchaser has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.
     5.5 Financing. Purchaser has (i) and reasonably expects to have at Closing, sufficient funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the Transaction, (ii) and reasonably expects to have at Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Transaction Agreements, and (iii) not incurred, and is not aware of any basis upon which it would be reasonably likely to incur, any obligation, commitment, restriction or liability of any kind, absolute or contingent, which would be reasonably likely to impair or adversely affect its ability to pay the Purchase Price or any other amounts payable pursuant to the Transaction Agreements as they become due and payable.
     5.6 Opinion of Financial Advisor. Purchaser’s financial advisor, Collins Stewart LLC, has delivered to Purchaser’s board of directors a written opinion to the effect that, as of the date of this Agreement, the consideration to be paid by Purchaser hereunder for the Purchased Assets is fair to Purchaser from a financial point of view.
ARTICLE 6. PRE-CLOSING COVENANTS
     6.1 Seller’s Conduct of the Business Prior to Closing. From the date of this Agreement until the Closing Date, Seller shall, and shall cause its stockholders, officers, directors and employees, to:
          (a) Conduct the Business in the ordinary course of business;
          (b) Pay all of the Liabilities and Taxes of the Business when due, subject to good faith disputes over such Liabilities or Taxes;
          (c) Prosecute pending applications for Intellectual Property registration;
          (d) Maintain Seller’s rights in and to material Seller Intellectual Property and the Seller Registered Intellectual Property;
          (e) Maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Business; and
          (f) Use reasonable commercial efforts to (i) preserve intact all rights of the Business to retain its Employees (in each case in accordance with past practice, it being understood that termination of Employees with poor performance ratings or for cause shall not constitute a violation of this clause); and (ii) maintain good relationships with Employees, licensors, licensees, suppliers, contractors, distributors, customers, and others having dealings with the Business.
     6.2 Restrictions on Seller’s Conduct of the Business Prior to Closing. From the date of this Agreement until the Closing Date, without the written consent of Purchaser, Seller shall not, and shall cause its stockholders, officers, directors and employees, not to:
          (a) Make any material change affecting the Business outside the ordinary course of business, including (i) material changes in wholesaler alignments, inventory levels, management organization or personnel arrangements with sales brokers, advertising agencies, market research projects, advertising and promotion budgets or the content of advertisements or working capital levels (payables, receivables and inventory); (ii) material changes in discretionary costs, such as advertising, maintenance and repairs, research and development, and training; (iii) any material capital expenditures or deferrals of capital expenditures; (iv) material deviations from operating budgets or plans on sales and profitability; or (v) other than in the ordinary course of business, changed in a material respect any of its material business policies, including, advertising, investments, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies
          (b) Sell, transfer, lease, license or otherwise encumber any material assets of the Business or any of the Purchased Assets, except in the ordinary course of business;
          (c) Enter into, create, incur or assume (i) any borrowings under capital leases or (ii) any obligations which would have a Material Adverse Effect on the Business or Purchaser’s ability to conduct the Business in substantially the same manner and condition as currently conducted by Seller;
          (d) Acquire by merging or consolidating with, or by purchasing any equity securities or assets of, or by any other manner, any business or any Entity which would become a Purchased Asset;
          (e) Take any material action not announced prior to the date of this Agreement regarding material customers, suppliers or distributors of the Business, including providing material promotions, coupons, discounts or price increases, except in the ordinary course of business;
          (f) Enter into any material agreements or commitments related to the Business which would be an Assumed Liability or which would become a Seller Contract as of the Closing, except in the ordinary course of business;
          (g) Violate any Legal Requirement applicable to the Business;
          (h) Make a material change to the Seller Products or any material services sold by the Business, except in the ordinary course of business;
          (i) Violate, terminate or amend in a material respect any Material Contract or Governmental Approval, except as required by Legal Requirements;
          (j) Commence a material Proceeding in connection with the Business other than for (i) the routine collection of Receivables or (ii) injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages;
          (k) Purchase, lease, license or otherwise acquire any assets for use in the Business, except in the ordinary course of business;
          (l) Make any capital expenditure for the Business in excess of $25,000, individually or $75,000 in the aggregate, except such capital expenditures which are fully paid for prior to the Closing or which would not become an Assumed Liability;
          (m) Provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person in connection with the Business, including any of the customers, or Employees of the Business, other than those made in the ordinary course of business;

          (n) Borrow from any Person by way of a loan, advance, guaranty, endorsement, indemnity, or warranty, which borrowing would become an Assumed Liability or an Encumbrance (except for Permitted Encumbrances) on any Purchased Asset, except in the ordinary course of business;
          (o) Change in any material respect the accounting methods, principles or practices of the Business, except insofar as may be required by a change in GAAP or to comply with Seller’s accounting principles or policies;
          (p) Change in any material respect the terms of the accounts or other payables attributable to the Business or Receivables or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts attributable to the Business or Receivables, except in the ordinary course of business;
          (q) Incur or become subject to any Liability which would be an Assumed Liability or an Encumbrance on any Purchased Asset (other than Permitted Encumbrances), except for current Liabilities and Encumbrances incurred in the ordinary course of business;
          (r) Hire any new employee that would become a Transferred Employee, terminate any Employee who would otherwise become a Transferred Employee (it being understood that termination of Employees for poor performance or for cause shall not constitute a violation of this clause), increase the annual level of compensation of any Transferred Employee (except for regular, scheduled compensation increases in the ordinary course of business), or grant any unusual and extraordinary bonuses, benefits or other forms of direct or indirect compensation to any Transferred Employee, except as otherwise contemplated in this Agreement;
          (s) Make any severance payments to any Transferred Employee, except payments made pursuant to written agreements outstanding as of the date of this Agreement;
          (t) Make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in any case which would be binding on Purchaser or any of the Purchased Assets after the Closing;
          (u) Fail to maintain the Purchased Assets in good repair, order and condition, reasonable wear and tear excepted; or
          (v) Enter into any Contract to take any of the actions described in Section 6.2(a) through (u) above.
     6.3 No Solicitation.
          (a) Until the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to its terms, Seller shall not, and shall not authorize or cause any other Person to, take any action to solicit, initiate, seek, knowingly encourage or respond to (other than clarifying a third party’s communication or informing a third party that Seller cannot enter into discussions or furnish information) any inquiry, proposal or offer from, furnish any confidential information to, or participate in any discussions or negotiations with, any third party (other than Purchaser or an affiliate thereof designated by Purchaser) regarding any acquisition of, any merger or consolidation with or involving, or any acquisition of all or any material portion of the assets of (A) Seller (which transaction would include any material portion of the assets of the Business) or (B) the Business or any material part thereof (a “Competing Transaction”); provided that any acquisition of Seller that contemplates a prior or contemporaneous disposition of the Business to Purchaser shall not be deemed to be a Competing Transaction. If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, Seller is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Seller shall promptly inform Purchaser regarding such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Seller shall keep Purchaser informed of the status and details of any future notices, requests, correspondence or communications related thereto.
          (b) Until the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to its terms, Purchaser shall not, and shall not authorize or cause any other Person to, take any action to solicit, initiate, seek, knowingly encourage or respond to (other than clarifying a third party’s communication or informing a third party that Purchaser cannot enter into discussions or furnish information) any inquiry, proposal or offer from, furnish any confidential information to, or participate in any discussions or negotiations with, any third party regarding any acquisition of Purchaser or any material part thereof, any merger or consolidation with or involving Purchaser which would result in a change of control of Purchaser (as determined under Rule 4350(i) of the NASDAQ Marketplace Rules), or any acquisition of all or any material portion of the assets of Purchaser; provided that the foregoing shall not apply to discussions or negotiations, not in violation of Purchaser’s confidentiality obligations, that Purchaser or its representatives may have with potential investors for a non-controlling interest in Purchaser which would not constitute a change of control of Purchaser (as determined under Rule 4350(i) of the NASDAQ Marketplace Rules).
     6.4 Certain Notifications.
          (a) From the date of this Agreement until the Closing, Seller shall promptly notify Purchaser in writing regarding any:
          (b) Circumstance or event that would reasonably be expected to have a Material Adverse Effect on the Business;
               (i) Fact, circumstance, event or action by Seller, the existence, occurrence, or taking of which, to the Knowledge of Seller, results in any of the representations and warranties of Seller contained in this Agreement not being true and correct and which would cause the closing conditions specified in Article 9 to not be satisfied (provided that the failure of a party to deliver any notice hereunder shall not constitute a breach of covenant for indemnification purposes hereunder); and

               (ii) Material breach of any covenant or obligation of Seller hereunder.
          (c) From the date of this Agreement until the Closing, Purchaser shall promptly notify Seller in writing regarding any:
               (i) Fact, circumstance, event or action by Purchaser, the existence, occurrence, or taking of which, to the Knowledge of Purchaser, results in any of the representations and warranties of Purchaser contained in this Agreement not being true and correct and which would cause the closing conditions specified in Article 9 to not be satisfied (provided that the failure of a party to deliver any notice hereunder shall not constitute a breach of covenant for indemnification purposes hereunder); and
          (d) Material breach of any covenant or obligation of Purchaser hereunder.
     6.5 Access to Information. Except as is necessary or reasonably advisable to ensure compliance with respect to Legal Requirements and subject to any confidentiality obligations or applicable privileges (including privacy obligations under relevant employment law and attorney client privilege), from the date of this Agreement until the Closing, Seller shall (a) permit Purchaser and its Representatives reasonable access at reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Purchased Assets or Assumed Liabilities; (b) furnish Purchaser with such financial, operating and other data and information related to the Business (including copies thereof), as Purchaser may reasonably request, provided that notwithstanding the foregoing, Seller shall not be required to provide any financial or operating data or other information the creation of which would be unreasonably burdensome on Seller; and (c) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Business, the Purchased Assets and the Assumed Liabilities. Notwithstanding the foregoing, (i) without the prior written consent of Seller, Purchaser shall not contact any Employee or any suppliers to or customers of the Business in connection with or pertaining to any subject matter of this Agreement and (ii) shall not have access to such price and other competitive information as may invoke antitrust or similar legal restrictions, as determined by Seller in its reasonable judgment. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.
     6.6 Reasonable Best Efforts. From the date of this Agreement until the Closing, each of Seller and Purchaser shall use their respective reasonable best efforts to cause to be fulfilled and satisfied all of the other party’s conditions to the Closing set forth in Article 9.
     6.7 Regulatory Filings. Each of Purchaser and Seller shall use reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for the consummation of the transactions contemplated by this Agreement and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

     6.8 Consents. Subject to Section 1.5, as promptly as possible after the date of this Agreement, Seller shall use its reasonable efforts to obtain all Consents and make and deliver all filings and notices listed or required to be listed on Schedule 4.4(b) or Schedule 4.4(c).
     6.9 Customer Retention. Within ten (10) days after the date of this Agreement, Purchaser and Seller shall send a joint letter to all distributors and customers of the Business notifying them of the general nature of the Transaction. Prior to the Closing, Seller shall cooperate with Purchaser to contact and encourage such distributors and customers to continue to purchase the Seller Products from Purchaser following the Closing. During such period, marketing and sales personnel of Seller and Purchaser shall participate in joint visits to such distributors and customers as Purchaser may reasonably specify, for the same purpose.
     6.10 Intercompany Accounts and Contracts; Upstream Guaranties. Except as set forth on Schedule 6.10, on or prior to the Closing Date, Seller shall (a) pay or cause to be paid to the Purchased Subsidiary all amounts owing by Seller and its Subsidiaries as of the Closing, if any; and (b) terminate or cause to be terminated all Contracts between Seller or its Subsidiaries and the Purchased Subsidiary and shall cancel or cause to be cancelled all guaranties and security interests given by the Purchased Subsidiary on behalf of Seller or any of its Subsidiaries, in each case except as otherwise mutually agreed by Seller and Purchaser.
ARTICLE 7. POST-CLOSING COVENANTS
     7.1 Closing Financial Statements.
          (a) As promptly as practicable, but in no event later than thirty (30) days following the Closing Date, Seller shall cause the following to be prepared and delivered to Purchaser: unaudited balance sheets of the Business for the two fiscal years and any interim fiscal period ending prior to the Closing Date, and unaudited income statements and unaudited cash flow statements of the Business for the two fiscal years and any interim fiscal period ending prior to the Closing Date.
          (b) Seller shall instruct its external auditors Grant Thornton LLP (or another PCAOB-registered auditing firm of national repute) to audit the financial statements contemplated by Section 7.1(a) and furnish an audit report thereon to Purchaser in time for Purchaser to comply with its filing obligations under Form 8-K pursuant to the Exchange Act with respect to the Transaction (such financial statements and audit report are referred to herein as the “Audited Financial Statements”). Purchaser shall pay to Grant Thornton LLP (or such other firm, as the case may be) its fees and expenses for such audit. Seller will allow and ask Grant Thornton LLP (or such other firm, as the case may be) to cooperate with Purchaser’s external auditors with respect to Grant Thornton’s (or such other firm’s, as the case may be) backup documentation and workpapers related to the Audited Financial Statements and its audit thereon.
          (c) Seller shall deliver to Purchaser an accurate and complete list of all Receivables and accounts payable included in the Excluded Assets and Assumed Liabilities as of a date no more than three (3) Business Days prior to the Closing Date (the “Accounts Statement”), which shall be certified by the Chief Financial Officer of Seller.

     7.2 Seller Intellectual Property.
          (a) Sellers’s rights to any Seller Intellectual Property transferred to Purchaser shall be governed by the Seller License. If Seller or any assignee of Seller owns or has any right or interest in any Seller Intellectual Property that cannot be, or for any reason is not, assigned to Purchaser at the Closing, Seller (i) shall provide Purchaser with a reasonably detailed list of all such Seller Intellectual Property; (ii) shall use its reasonable efforts to cause the assignment as promptly as practicable after the Closing and (iii) hereby grants or shall cause to be granted to Purchaser, at the Closing, a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, sublicensable and exclusive license to Exercise All Rights in and to such Seller Intellectual Property.
          (b) If Purchaser is unable to enforce Seller Intellectual Property Rights transferred to it hereunder against a third party as a result of any Legal Requirement that prohibits enforcement of such rights by a transferee of such rights, Seller agrees to assign, to the extent legally practicable, to Purchaser such rights as may be required by Purchaser to enforce its Intellectual Property Rights in its own name.
          (c) Seller shall, promptly following the Closing, use reasonable efforts to procure that all Encumbrances on any Seller Registered Intellectual Property, which Encumbrances were in existence prior to the Closing Date, are released and cleared from the record of each such Seller Registered Intellectual Property. In the event that Seller is unable to procure the release and clearance of any such Encumbrance on any Seller Registered Intellectual Property, Seller shall indemnify, defend and hold harmless Purchaser from and against any and all Purchaser Damages arising out of any claim against Purchaser seeking to enforce such Encumbrance, subject to Section 11.4 and Section 11.6.
     7.3 Cooperation. After the Closing, upon the request of Purchaser, Seller shall use reasonable efforts to (a) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), in accordance with the terms of this Agreement; and (b) subject to Seller’s reasonable business judgment with respect to Seller’s business interests, cooperate, to the extent necessary, with Purchaser, at Purchaser’s expense, to enforce the terms of any Seller Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the Transaction or to the operation of the Business before the Closing Date. After the Closing, Seller shall use reasonable efforts to: (i) cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Purchaser after the Closing; (ii) refer to Purchaser all inquiries relating to such business; and (iii) promptly deliver to Purchaser (A) any mail, packages and other communications addressed to Seller relating to the Business and (B) any cash or other property that Seller receives and that properly belongs to Purchaser. Neither Seller nor any of its Representatives shall take any action that is intended and designed to diminish the value of the Purchased Assets after the Closing or to interfere with the Business after the Closing, including disparaging to customers the name or business of Purchaser or that of the Business after the Closing.

     7.4 Return of Purchased Assets. If, for any reason after the Closing, any of the Purchased Assets or Assumed Liabilities are ultimately determined to be Excluded Assets or Excluded Liabilities, respectively, (a) Purchaser shall transfer and convey (without further consideration) to Seller, and Seller shall accept, such Purchased Assets, (b) Seller shall assume, and agree to pay, perform, fulfill and discharge (without further consideration) such Assumed Liabilities, and (c) Purchaser and Seller shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Purchased Assets back to Seller and the re-assumption of such Assumed Liabilities by Seller.
     7.5 Records and Documents. For a period of seven (7) years after the Closing, from time to time and at Purchaser’s reasonable request and sole expense, Seller shall provide Purchaser and its representatives with reasonable access to and the right to make copies of those records and documents related to the Business, possession of which is retained by Seller, as is necessary in connection with Purchaser’s conduct of the Business after the Closing. If during such period Seller elects to dispose of such records and documents, Seller shall give Purchaser sixty (60) days’ prior written notice, during which period Purchaser shall have the right to take such records and documents without further consideration, provided such is permitted by Legal Requirements and that Seller will incur no Liability in connection therewith.
     7.6 Transferred and Retained Names and Trademarks.
          (a) From and after the Closing, Seller shall not use (i) the terms “Mobility Solutions”, (ii) the acronym or abbreviation “MSG”, (iii) any of the domain names or URLs transferred to Purchaser hereunder, or (iv) any other Trademark or trade name transferred to Purchaser hereunder.
          (b) During the period commencing with the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not use, and shall cause its Subsidiaries not to use, any of the names listed on Schedule 7.6(b) in connection with the advertising, marketing, sale, licensing or other distribution of any products or services of Seller or its Subsidiaries. To the extent that Seller owns any Trademark rights in any of the names listed on Schedule 7.6(b), it hereby assigns, without any representation or warranty of any kind, such Trademark rights and any goodwill of the associated Business represented by such names, to Purchaser.
          (c) Notwithstanding anything herein to the contrary, no interest in or right to use the corporate name “PCTEL” or any variations thereof or any Trademark associated therewith (each, a “Retained Mark”, and collectively, the “Retained Marks”) is being transferred or licensed to Purchaser pursuant to the Transaction. Purchaser shall, within ninety (90) days following the Closing Date, remove or obliterate all the Retained Marks from its signs, advertisements, marketing brochures, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, packaging materials for products and other materials, and Purchaser shall not put into use after the Closing Date any such materials not in existence on the Closing Date that bear any Retained Mark.

          (d) Notwithstanding paragraph (b) above, Purchaser and its distributors, licensees, sales representatives and agents, contractors, subcontractors and other representatives shall be entitled, for a period of no longer than six (6) months following the Closing Date, to use any signs, advertisements, marketing brochures, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, packaging materials for products or other materials existing on the Closing Date that bear any Retained Mark; provided, however, that Purchaser shall, if practicable, place a stamp, mark or other notation on any such item that identifies the Business as a business of Purchaser and not Seller. During such period, Seller hereby grants to Purchaser a non-exclusive, non-assignable, sublicenseable, royalty-free right and license to use the Retained Marks on any and all packaging materials for products of the Business on which the trademark appears as of the Closing Date, consistent with the other provisions of this Section 7.6.
     7.7 Non-Competition Agreement.
          (a) For and in consideration of the Transaction contemplated herein, during the period commencing with the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not directly or indirectly (including through any Subsidiary) engage in any Competitive Activity anywhere in the world.
          (b) The term “Competitive Activity” shall mean (i) engaging in any activity that is directly competitive with the Business as currently conducted; (ii) engaging in the development or distribution of any product that is directly competitive with any Seller Product or any product currently under development by Seller in connection with the Business as currently conducted; or (iii) diverting or attempting to divert from Purchaser or any Subsidiary of Purchaser any business of any kind in which they are engaged in connection with the Business as currently conducted, including the solicitation of or interference with any suppliers, contractors, or customers.
          (c) Nothing contained herein shall (i) limit Seller or its Subsidiaries (A) from acquiring (including through a merger) or investing in any Person whose business activities do not constitute a Competitive Activity in substantial part, provided that in the case of any acquisition any Competitive Activity is divested by Seller as promptly as practicable and in any event within twelve (12) months, or (B) from, directly or indirectly, holding or making investments in securities of any business listed on a national securities exchange, admitted to trading in an automated quotations market, or traded generally on the over-the-counter market, so long as Seller’s direct or indirect holdings do not exceed 5% of the outstanding equity securities thereof, or (ii) apply to any Person who acquires, directly or indirectly, the equity securities of, or control of, Seller or to the activities of any Person merging with or into Seller as conducted prior to such merger by any Person merging with or into Seller.
          (d) It is the understanding of the parties that the scope of the covenants contained in this Section 7.7 are necessary to protect the rights of Purchaser and the goodwill that is a part of the Business of Seller to be acquired by Purchaser. It is the parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants. It being the purpose of this Agreement to govern competition by Seller in the world, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect. The prohibitions in each of paragraphs (a)-(c) above shall be deemed, and shall be construed as separate and independent agreements between Purchaser on the one hand, and Seller on the other. If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted.
          (e) The parties agree that, in the event of breach or threatened breach of Seller’s covenants in this Section 7.7, the damage or imminent damage to the value and the goodwill of Purchaser and the Business may be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Purchaser shall be entitled to seek injunctive relief against Seller in the event of any breach or threatened breach of any of such covenants by Seller, in addition to any other relief (including damages) available to Purchaser under this Agreement or under applicable law.
          (f) The parties agree that the covenants of Seller not to compete contained in this Section 7.7 may be assigned by Purchaser to any Person to whom may be transferred the Business of Seller by the sale or transfer of their business and assets or otherwise. It is the parties’ intention that these covenants of Seller shall inure to the benefit of any Person that may succeed to the Business and Purchased Assets of Seller (as acquired by Purchaser under this Agreement) with the same force and effect as if these covenants were made directly with such successor.
     7.8 Non-Solicitation of Employees. From the date hereof until two years after the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, solicit for employment any Transferred Employee; provided, however, that this Section 7.8 shall not preclude Seller or any of its Subsidiaries from soliciting for employment or hiring any such individual who responds to a general solicitation through a public medium, employment firm or otherwise that is not targeted at the Transferred Employees or the Purchased Subsidiary. This Section 7.8 shall not apply to any Transferred Employee whose employment with Purchaser or its successor is involuntarily terminated by Purchaser or its successor after the Closing.
     7.9 Nondisclosure.
          (a) After the Closing Date, except as may be required for tax purposes or other regulatory purposes, neither Seller nor any of its successors and assigns shall (i) retain any document, databases or other media embodying any confidential or proprietary know-how which constitutes a part of the Purchased Assets or Assumed Liabilities or use, publish or disclose to any third person any such confidential or proprietary know-how; provided, however, that Seller shall be entitled to retain copies of any of the foregoing to the extent necessary in connection with prosecuting or defending any matter not assumed by Purchaser or related to the Excluded Assets or Excluded Liabilities or (ii) knowingly use, publish or disclose any information concerning Purchaser.

          (b) The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time, except as set forth below, such Confidentiality Agreement and the obligations of the parties under this Section 7.9 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Business and the Purchased Assets (the ownership of which will have been transferred to Purchaser), and, without limiting the foregoing, the Confidentiality Agreement shall continue to apply to the Excluded Assets, Excluded Liabilities and the terms and conditions of the Transaction Agreements. Each of Purchaser and Seller shall protect and treat the confidential information of the other party with at least the same care, and to such extent, as it does its own confidential information of like nature. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects.
ARTICLE 8. EMPLOYEES
     8.1 Transferred Employees. Purchaser shall offer employment, to be effective as of the Closing Date and contingent upon the Closing, on terms to be determined by Purchaser, except to the extent such terms are otherwise set forth in the Transaction Agreements, to all Employees (collectively, the “Transferred Employees”), except those who are listed on Schedule 8.1. As of the Closing, Purchaser will hire each Transferred Employee who accepts, prior to Closing, the offer of employment extended to such individual by Purchaser, as of the date of hire which shall be specified in the written offer from the Purchaser and which date of hire shall be treated as the Closing Date as to that Transferred Employee for all purposes of this Agreement. The parties acknowledge and agree that it is not the intention of the parties that any contracts of employment of any employees of Seller shall be assumed by Purchaser as a result of the Transaction. Seller shall use reasonable efforts to (i) encourage the Transferred Employees to continue their employment with Seller until Closing and thereupon to accept employment with Purchaser and (ii) assist Purchaser in employing Transferred Employees; provided, however, Seller shall not be responsible for the acceptance rate of employment offers extended to Transferred Employees.
     8.2 Incentive Payments to Employees. Seller and Purchaser will make incentive payments to certain Employees as indicated on Schedule 8.2.
     8.3 Post-Closing Employee Benefits.
          (a) After the Closing, and continuing for a period of at least six months, Purchaser shall arrange for each Transferred Employee to receive benefits under Purchaser’s benefit plans that are, in the aggregate and taking into account benefits provided pursuant to the provisions of applicable law, no less favorable in substance than those provided to other similarly situated (as to seniority, job description, salary and location) employees of Purchaser and its subsidiaries from time to time (the “Purchaser Plans”), subject to any waiting or introductory periods applicable to new employees generally.
          (b) Each Transferred Employee shall, to the extent permitted by Legal Requirements, receive credit for purposes of determining eligibility to participate and vesting under Purchaser Plans for years of service with Seller prior to the Closing Date. Subject to the approval of any insurance carrier and to the extent permitted by Legal Requirements, Purchaser shall cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to the Transferred Employees and their eligible dependents. Notwithstanding the foregoing, none of the provisions contained herein shall operate to duplicate any employee benefit provided to any Transferred Employee or the funding of any such benefit.
          (c) Purchaser, to the exclusion of Seller, shall be fully responsible for any and all losses arising out of or relating to: (i) Purchaser’s alleged failure to make offers of employment in keeping with its obligations under Section 8.1(a); (ii) Purchaser’s employment or termination of employment of any Employee; (iii) any Purchaser Benefits Plans; and (iv) workers compensation claims of Transferred Employees arising out of conditions with a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) after the Closing Date, except to the extent such losses were caused by Seller’s breach of any of its covenants hereunder (collectively referred to herein as “Post-Closing Date Employment Liabilities”). Purchaser shall reimburse, indemnify and hold harmless Seller, its Affiliates and their respective Employee Benefits Plans for any and all losses incurred by any of them in connection with any Post-Closing Date Employment Liabilities. All Post-Closing Date Employment Liabilities shall be Assumed Liabilities for all purposes of this Agreement.
     8.4 No Employment Guaranteed. Nothing in this Agreement shall restrict Purchaser from terminating or modifying the conditions or benefits of the employment of any Transferred Employee at any time with or without cause. For the avoidance of doubt, the foregoing sentence is not intended to modify any covenants of Purchaser made to Seller contained herein.
     8.5 No Benefit to Seller Employees Intended. This Article 8 is not intended to, and does not, create any rights or obligations to or for the benefit of any Person other than the Purchaser and Seller, and in particular creates no rights or obligations to or for the benefit of any Employee or Transferred Employee for any period of time nor interferes with the rights of Purchaser or Seller to discharge or discipline any Employee or Transferred Employee, change the terms of employment of any Employee or Transferred Employee, or amend or terminate any Employee Benefit Plans at any time.
     8.6 Contractor Agreements. Seller shall use reasonable efforts to encourage each independent contractor to whom an offer has been made to enter into a new agreement with Purchaser, and to continue his or her current contracting arrangement with Seller until commencing a contracting arrangement with Purchaser.
ARTICLE 9. CONDITIONS TO CLOSING
     9.1 Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:
          (a) Representations, Warranties and Covenants. (i) All of the representations and warranties of Seller set forth in Article 4 shall have been true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Closing as if made as of the Closing (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct as of such earlier date), except where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Business; and (ii) Seller shall have performed in all material respects all covenants and obligations in this Agreement required to be performed by Seller as of the Closing Date;
          (b) Documents. Seller shall have delivered to Purchaser all of the documents and agreements as set forth in Sections 3.2(a), (b), (c) and (d) and Section 3.4;
          (c) Opinion of Counsel. Seller shall have delivered to Purchaser an Opinion of Seller’s counsel as to the matters set forth on Exhibit 9.1(c);
          (d) No Proceedings. Since the date of this Agreement, no Proceeding shall have been commenced by a Governmental Authority against Purchaser, or against any Representative of Purchaser (i) involving any challenge to, or seeking to enjoin the Transaction; or (ii) that would have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transaction, in each of the foregoing cases in a material respect; and
          (e) No Seller Material Adverse Effect. There shall not have occurred since the date of this Agreement any change, event or effect, which is continuing and that has had a Material Adverse Effect on the Business.
     9.2 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:
          (a) Representations, Warranties and Covenants. (i) All of the representations and warranties of Purchaser set forth in Article 5 shall have been true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Closing as if made as of the Closing (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct as of such earlier date), except where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on Purchaser; and (ii) Purchaser shall have performed in all material respects all covenants and obligations in this Agreement required to be performed by Purchaser as of the Closing Date;
          (b) Opinion of Counsel. Purchaser shall have delivered to Seller an Opinion of Purchaser’s counsel as to the matters set forth on Exhibit 9.2(b);
          (c) Deliveries. Purchaser shall have delivered to Seller the Purchase Price and all of the documents and agreements as set forth in Sections 3.3 and 3.4.

     9.3 Conditions to Obligations of Each Party to Close. The respective obligations of each party to this Agreement to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following condition(s), any of which may be waived by Purchaser or Seller, as applicable, in writing:
          (a) No Legal Impediments to Closing. All applicable waiting periods (and any extensions thereof) under the HSR Act, if applicable, and applicable foreign antitrust laws shall have expired or otherwise been terminated and all approvals required under applicable foreign antitrust laws shall have been obtained. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Transaction. There shall not be any Legal Requirement in effect prohibiting Seller from selling or Purchaser from owning, operating or controlling the Business, the Purchased Assets or the Assumed Liabilities or that makes this Agreement or the consummation of the Transaction illegal.
ARTICLE 10. TERMINATION
     10.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):
          (a) by the mutual written consent of Purchaser and Seller;
          (b) by either Purchaser or Seller if (i) the non-terminating party is in breach of any provision of this Agreement, which breach would cause any of the conditions set forth in Article 9 not to be satisfied and such breach shall not have been cured within thirty (30) days of receipt by such party of written notice from the terminating party of such breach; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;
          (c) by either Purchaser or Seller if the Closing has not occurred on or prior to January 31, 2008; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date; and
          (d) by either Purchaser or Seller if an Order or Legal Requirement is in effect having the effect of permanently restraining, enjoining or otherwise prohibiting, in a material respect, the consummation of the Transaction, which Legal Requirement or Order is final and nonappealable.
     10.2 Effect of Termination. If this Agreement is terminated in accordance with Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article 10 and Section 13.1 (“Expenses”), Section 13.7 (“Governing Law”), Section 13.8 (“Jurisdiction; Waiver of Jury Trial”) and Section 13.12 (“Notices”); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
     10.3 Fees for Termination. If Purchaser or Seller terminates this Agreement pursuant to Section 10.1(b) by reason of the failure of the other party to comply with any covenant in this Agreement for which such other party is responsible, and the terminating party has complied with all covenants and satisfied all closing conditions contained in Article 9 for which the terminating party is responsible, then the non-terminating party shall promptly pay the terminating party for all of the terminating party’s out-of-pocket costs and expenses associated with the Transaction.
ARTICLE 11. INDEMNIFICATION
     11.1 Survival of Representations and Warranties.
          (a) All representations and warranties of Seller contained in Article 4 shall survive the Closing until the fifteen (15) month anniversary of the Closing Date (the “Survival Date”); provided, however, that any good faith claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 11.4 shall survive until final resolution of such claim. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party or by any such party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.
          (b) All representations and warranties of Purchaser contained in Article 5 shall terminate on the Closing Date.
          (c) The respective covenants, agreements and obligations of Seller and Purchaser set forth in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing Date in accordance with their respective terms.
     11.2 Indemnification by Seller. Subject to the limitations set forth in this Article 11, Seller shall indemnify, defend and hold harmless Purchaser and its Representatives (the “Indemnitees”) from and against any and all Damages, whether or not involving a third-party claim, including attorneys’ fees (collectively, “Purchaser Damages”), to the extent arising out of, relating to or resulting from:
          (a) the failure of any representation or warranty of Seller contained in Article 4 (including the Seller Disclosure Schedule) to be true and correct (disregarding for purposes of this Section 11.2(a) any “materiality”, “in all material respects”, “Material Adverse Effect”, “Knowledge” or similar qualification contained therein or with respect thereto for purposes of calculating the amount of Purchaser Damages);
          (b) any failure by Seller to fully perform, fulfill or comply with any covenant as set forth in this Agreement; or
          (c) any of the Excluded Assets or Excluded Liabilities.
     11.3 Exclusive Remedy. Recovery from Seller pursuant to this Section 11 shall be the sole and exclusive remedy of the Indemnitees for all Purchaser Damages for which they are entitled to be indemnified (the “Seller Indemnification Obligations”), or under any other theory of liability in contract, tort, equity or otherwise arising out of, in connection with or related to this Agreement. No stockholder or Representative of Seller shall be liable to Purchaser or any Indemnitee for any damages or other remedies arising out of, in connection with or related to this Agreement, the other Transaction Agreements or any representation, warranty, covenant or agreement contained herein or therein.
     11.4 Procedure for Indemnification.
          (a) Claims. Promptly after becoming aware of any Purchaser Damages for which they are entitled to be indemnified pursuant to Section 11.2 (but in no event later than the 15-month anniversary of the Closing Date), Purchaser shall deliver to Seller a certificate signed by an appropriately authorized officer of Purchaser (a “Claim Certificate”), (i) stating the aggregate amount of Purchaser Damages or an estimate thereof, in each case to the extent known or determinable at such time and (ii) specifying in reasonable detail the individual items of such Purchaser Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim and the section under this Agreement pursuant to which such item is related; provided, however, that no delay on the part of Purchaser in notifying Seller shall relieve Seller of any liability or obligations hereunder, except to the extent that Seller has been prejudiced thereby, and then only to such extent. In the absence of any objections to such Claim Certificate as provided in Section 11.4(b) by the date set forth in Section 11.4(b), Purchaser shall, subject to the other provisions of this Agreement, be entitled to recover from Seller the amount of such Purchaser Damages in satisfaction of the Seller Indemnification Obligations.
          (b) Objection to Claim Certificate.
               (i) Seller shall have thirty (30) days after delivery to it of a Claim Certificate to deliver to Purchaser a written response to such Claim Certificate (a “Claim Response”). If after such thirty (30) day period Seller has not delivered a Claim Response to Purchaser or it has delivered a Claim Response which does not dispute any portion of the claims contained in the Claim Certificate, the Seller Indemnification Obligations in the amount specified in the Claim Certificate shall become final. If the Claim Response disputes any claims contained in the Claim Certificate, Seller and Purchaser shall attempt in good faith for an additional thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Purchaser should so agree, a certificate setting forth such agreement shall be prepared and signed by both parties.
               (ii) If no such agreement can be reached after good faith negotiations, either Purchaser or Seller may, by written notice to the other, demand arbitration of the matter, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Purchaser (on the one hand) and Seller (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the Claim Certificate shall be binding and conclusive upon the parties to this Agreement.
               (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted under the commercial rules then in effect of the American Arbitration Association. Any arbitration shall be held in San Francisco, California. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration (as determined by the arbitrator).
          (c) Third-Party Claims. Promptly after the assertion by any third party of any claim against any Indemnitee (a “Third-Party Claim”) that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Purchaser Damages for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to Seller a written notice describing in reasonable detail such Third-Party Claim; provided, however, that no delay on the part of the Indemnitee in notifying Seller shall relieve Seller of any liability or obligations hereunder, except to the extent that Seller has been prejudiced thereby, and then only to such extent. Seller shall have the right, but not the obligation, exercisable in its sole discretion by written notice to the Indemnitee within thirty (30) days of receipt of notice from the Indemnitee of the commencement of or assertion of any Third-Party Claim, to assume the defense and control the settlement of such Third-Party Claim. The Indemnitee shall have the right to participate in (but not control), at its own expense, the defense and settlement of any Third-Party Claim. If Seller does not elect to undertake and conduct the defense of a Third-Party Claim, the Indemnitee shall undertake the defense of such Third-Party Claim. In the event Seller has assumed the defense of any Third-Party Claim, Seller shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or judgment relates solely to monetary damages and provides for a complete release of the Indemnitee, in which case, no such consent shall be required. The Indemnitee shall have the right to settle, or consent to the entry of any judgment arising from, any Third-Party Claim for which Seller has not assumed the defense. Whether or not Seller elects to defend or prosecute any Third-Party Claim, both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
     11.5 Purchase Price Adjustment. Seller and Purchaser agree to treat each indemnification payment pursuant to this Article 11 as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by any applicable Legal Requirement or pursuant to a “determination” within the meaning of Section 1313(a) of the Code or an analogous provision of state, local or foreign law.
     11.6 Limitations on Indemnification.
          (a) Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify Purchaser or any other Indemnitee unless and until (i) each individual claim for Purchaser Damages exceeds Twenty Five Thousand Dollars ($25,000), and (ii) the aggregate of all Purchaser Damages exceeds Six Hundred Thousand Dollars ($600,000) (the “Basket”), after which Purchaser shall be entitled to recover all Purchaser Damages including the Basket; provided, however, that under no circumstances will the aggregate of all Purchaser Damages exceed Six Million Dollars ($6,000,000) (the “Seller’s Indemnification Cap”); provided, however, further, that the Seller’s Indemnification Cap and the Basket shall not apply to any Seller Indemnification Obligation arising out of, relating to or resulting from (x) fraud or intentional misrepresentation by Seller; or (y) any of the Excluded Assets or Excluded Liabilities.
          (b) Notwithstanding anything herein to the contrary: (i) no claim for Purchaser Damages related to or arising from (A) the value, condition or availability of any Tax asset of Seller or (B) the ability of Purchaser or its Affiliates to utilize such Tax asset following the Closing, shall be subject to a claim for recovery by any Indemnitee hereunder; (ii) any Purchaser Damages recoverable from Seller hereunder shall be reduced in amount by any Tax benefits and insurance proceeds that may be realized by any Indemnitee, and Purchaser and any Indemnitees shall, as a condition to receiving any amounts from Seller or otherwise seeking recovery hereunder, use all reasonable efforts to realize such benefits or proceeds; (iii) no Purchaser Damages shall be recoverable from Seller hereunder that (A) constitute punitive, consequential, incidental, indirect or special damages, (B) could have been avoided through reasonable efforts to mitigate such Damages which were not taken by Purchaser and/or any Indemnitees or (C) are Taxes that are attributable to Purchaser under Article 12 hereof; and (iv) the amount of any Damages subject to recovery under Article 11 shall be calculated net of any amounts specifically accrued or reserved for in the Seller Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with GAAP consistently applied.
ARTICLE 12. TAX MATTERS
     12.1 Notwithstanding any Legal Requirements to the contrary, Purchaser shall be responsible for and shall pay any Transfer Taxes when due, and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, however, that, if required by any Legal Requirement, Seller will join in the execution of any such Tax Returns and other documentation. To the extent practicable, Seller shall deliver and the Purchasing Parties shall accept all of the Purchased Assets through electronic delivery or in another manner agreed upon by the parties hereto.
     12.2 Any agreement between Seller and the Purchased Subsidiary regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing.
     12.3 Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to Seller’s operation of the Business or Seller’s use or ownership of the Purchased Assets for a Pre-Closing Period. Seller’s Tax Returns to the extent they relate to the Business or Purchased Assets shall be true, complete and correct in all material respects and prepared in accordance with applicable law. Seller will be responsible for and make all payments of Taxes due with respect to such Tax Returns to the extent they relate to the Purchased Assets or the Business.

     12.4 Purchaser will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Purchaser’s ownership or use of the Purchased Assets or its operation of the Business attributable to any Post-Closing Period. Purchaser’s Tax Returns, to the extent they relate to the Purchased Assets or the Business, shall be true, complete and correct in all material respects and prepared in accordance with applicable law in all respects. Purchaser will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Purchased Assets or the Business. Seller will promptly reimburse Purchaser to the extent Purchaser makes any Tax payment that is attributable to any of the Purchased Assets for any period prior to the Closing Date.
     12.5 All real property, personal property, ad valorem or other similar Taxes levied with respect to the Purchased Assets or the Business for a Taxable period which includes (but does not end on) the Closing date (such Taxable period, a “Straddle Period”, and such Taxes, “Straddle Period Taxes”) shall be apportioned between Purchaser and Seller based on the number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.
     12.6 To the extent relevant to the Business or the Purchased Assets, each party shall (a) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (b) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.
     12.7 Purchaser and Seller shall negotiate in good faith to allocate the Purchase Price plus the value of the Assumed Liabilities among the Purchased Assets in accordance with Section 1060 of the Code and the regulations promulgated thereunder within 60 days after the Closing Date (the “Allocation Schedule”). The Allocation Schedule, if agreed to, shall be conclusive and binding upon Purchaser and Seller for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax Return position inconsistent with) the Allocation Schedule unless required by the IRS or any other applicable taxing authority.
     12.8 Purchaser shall not make any Tax elections (including an election under Section 338) that may adversely affect Seller without Seller’s prior written consent, unless such Tax election is required under any Legal Requirement.
ARTICLE 13. MISCELLANEOUS PROVISIONS
     13.1 Expenses. Except as otherwise expressly provided for herein, whether or not the

Transaction is consummated, each party shall pay it own costs and expenses in connection with this Agreement and the Transaction (including the fees and expenses of its advisers, accountants and legal counsel).
     13.2 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.”
     13.3 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.
     13.4 Entire Agreement. Except for the Confidentiality Agreement, which shall survive the execution of this Agreement in accordance with its terms, this Agreement, including the other documents and agreements specifically referred to herein, constitutes the entire agreement between and among the parties hereto with regard to the subject matter hereof, and supersedes all prior agreements and understandings with regard to such subject matter. There are now no agreements, representations or warranties between or among the parties other than those set forth in the Agreement or the documents and agreements contemplated in this Agreement except as set forth in the Confidentiality Agreement.
     13.5 Amendment, Waivers and Consents. This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement signed by the parties. Any party may waive compliance by any other party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.
     13.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that no party hereto may assign any right or obligation hereunder without the prior written consent of all other parties hereto.
     13.7 Governing Law. The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.
     13.8 Jurisdiction; Waiver of Jury Trial.
          (a) Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or related hereto may be brought in the federal courts of the State of California and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of California for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement. Each of the parties to this Agreement agree that service of any process, summons, notice or document by U.S. mail to such party’s address for notice hereunder shall be effective service of process for any action, suit or proceeding in California with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 13.8(a).
          (b) To the extent permitted under Legal Requirements, each of the parties hereto hereby irrevocably waives its right to a jury trial in connection with any action, proceeding or claim arising out of or relating to this Agreement or any transaction contemplated hereby.
     13.9 Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.
     13.10 Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
     13.11 Exhibits. All Exhibits and Schedules attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.
     13.12 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or courier service, (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c)) to such address or facsimile of the party set forth below or to such other place or places as such party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by express delivery or courier service one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail. A notice of change of address or facsimile number shall be effective only when done in accordance with this Section 13.12.

To Purchaser:	Smith Micro Software Inc.
51 Columbia
Aliso Viejo, CA 92656
Facsimile: (949) 389-1738
Attention: William W. Smith, Jr.

With copies to (which shall
not constitute notice):	Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, CA 90013
Facsimile: 213-892-5454
Attention: Allen Z. Sussman, Esq.

To Seller:	PCTEL, Inc.
471 Brighton Drive
Bloomingdale IL 60108
Facsimile: (773) 630 7508
Attention: Martin H. Singer

With copies to (which shall
not constitute notice):	Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Facsimile: (650) 493-6811
Attention: Douglas H. Collom, Esq.
Selwyn B. Goldberg, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.
One Market, Spear Tower, Suite 3300
San Francisco, CA 94105
Facsimile: (415) 947-2099
Attention: Robert T. Ishii, Esq.
     13.13 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.
     13.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     13.15 Public Announcements. Except in respect of any announcement required by applicable Legal Requirements or by obligations pursuant to any listing agreement with or rules of Nasdaq (provided that in any event, the parties shall consult with each other prior to such announcement), no party shall issue any press release or otherwise make any public announcement regarding the transactions contemplated hereby or any party hereto without the consent of such party, which consent shall not be unreasonably withheld, conditioned or delayed.
     13.16 Purchaser Liability. Notwithstanding anything to the contrary contained in the Transaction Agreements to the contrary, Purchaser shall not be relieved of any liability to Seller by virtue of an assumption of any obligation by a Purchaser Affiliate, and all obligations of a Purchaser Affiliate to Seller shall be guaranteed in full by Purchaser. The foregoing is not intended to confer any rights or remedies on any persons other than the parties to this Agreement and their respective successors and permitted assigns.
[Signatures Follow On a Separate Page]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchaser”		“Seller”

SMITH MICRO SOFTWARE, INC.		PCTEL, INC.

By: Name:	/s/ William W. Smith, Jr. William W. Smith, Jr.	By: Name:	/s/ Martin H. Singer Martin H. Singer

Title:	Chief Executive Officer	Title:	Chief Executive Officer
Signature Page

EXHIBIT A
CERTAIN DEFINITIONS
“Accounts Statement” shall have the meaning specified in Section 7.1(c).
“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.
“Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and all other schedules and exhibits attached hereto), as it may be amended from time to time.
“Allocation Schedule” shall have the meaning specified in Section 12.7.
“Assignment and Assumption Agreement” shall have the meaning specified in Section 3.2(b).
“Assumed Liabilities” shall have the meaning specified in Section 1.3.
“Audited Financial Statements” shall have the meaning specified in Section 7.1(b).
“Balance Sheet Date” shall have the meaning specified in Section 4.7(d).
“Bank Accounts” shall have the meaning specified in Section 1.1(l).
“Basket” shall have the meaning specified in Section 11.6(a).
“Books and Records” shall have the meaning specified in Section 1.1(j).
“Business” shall have the meaning set forth in the first Recital.
“Business Benefit Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other material program, agreement, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, change in control benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), or other employee benefits, in each case, which is either maintained, administered, sponsored or contributed to by Seller or any ERISA Affiliate for the benefit of any Employee.
“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

Exhibit A

“Claim Certificate” shall have the meaning specified in Section 11.4(a).
“Claim Response” shall have the meaning specified in Section 11.4(b)(i).
“Closing” shall have the meaning specified in Section 3.1.
“Closing Date” shall have the meaning specified in Section 3.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Competing Party” shall have the meaning specified in Section 6.3(a).
“Competing Transaction” shall have the meaning specified in Section 6.3(a).
“Competitive Activity” shall have the meaning specified in Section 7.7(b).
“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).
“Contract” shall mean any legally binding agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied).
“Copyright Assignment” shall have the meaning specified in Section 3.2(c).
“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.
“Damages” shall mean and include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.
“Deposits and Advances” shall have the meaning specified in Section 1.1(f).
“Employee” shall have the meaning specified in Section 4.19(a).
“Employee Benefit Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller or the Purchased Subsidiary or ERISA Affiliate for the benefit of any

Exhibit A

current or former Employee, or pursuant to which Seller or the Purchased Subsidiary has or may have any material liability contingent or otherwise.
“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the purposes of clarity, it is understood that a license or covenant not to sue with respect to Intellectual Property Rights is not within the foregoing definition of Encumbrance.
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).
“Environmental Laws” shall have the meaning specified in Section 4.24(b).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Assets” shall have the meaning specified in Section 1.2.
“Excluded Liabilities” shall have the meaning specified in Section 1.4.
“Exercise All Rights” shall mean to exercise or practice any and all rights now or hereafter provided by law (by treaty, statute, common law or otherwise) anywhere in the world to inventors, authors, creators and/or owners of intellectual or intangible property; including the right to make, use, disclose, sell, offer to sell, distribute, import, rent, lease, lend, reproduce, prepare derivative works of and otherwise modify, perform and display (whether publicly or otherwise), broadcast, transmit, use and/or otherwise exploit such intellectual or intangible property and/or any product, component or service embodying, related to or subject to such intellectual or intangible property; and the right to assign, transfer, license and/or sublicense (with the right to sublicense further) any of the foregoing, and the right to have and/or authorize others do any of the foregoing.
“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.
“General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).
“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, or

Exhibit A

authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.
“Governmental Authority” shall mean any: (a) body of government having jurisdiction over a nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Governmental Consent” shall have the meaning specified in Section 4.4(b).
“Hazardous Material” shall have the meaning specified in Section 4.24(a).
“Hazardous Materials Activities” shall have the meaning specified in Section 4.24(b).
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Indemnitees” shall have the meaning specified in Section 11.2.
“In-Licenses” shall have the meaning specified in Section 4.16(c).
“Insurance Policies” shall mean insurance policies, self-insurance arrangements and fidelity bonds, currently in effect, that insure the Business or any of the Purchased Assets.
“Intellectual Property Rights” shall mean any or all rights in and to intellectual property, including, without limitation, United States and foreign (i) Patents, Trade Secrets, Copyrights, Mask-Works, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.
“IP-Licenses” shall have the meaning specified in Section 4.16(d).
“IRS” means the Internal Revenue Service.
“Key Employees” shall have the meaning specified in the third recital.
“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter or (ii) (except when Knowledge is stated to be “actual Knowledge”) such individual would be reasonably expected to be aware of such fact or other matter in the ordinary and usual course of the performance of their professional and employment responsibilities. Seller and Purchaser shall be deemed to have

Exhibit A

“Knowledge” of a particular fact or other matter if any of their respective officers has Knowledge of such fact or other matter as provided in the foregoing sentence.
“Leased Real Property” shall have the meaning set forth in Section 1.1(d).
“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability).
“Mask-Works” shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.
“Material Adverse Effect” means (i) with respect to Purchaser, any event, change or effect (each, an “Effect” that, when taken individually or together with all other adverse Effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of Purchaser or its subsidiaries, taken as a whole or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Purchaser from performing its obligations in all material respects under this Agreement; and (ii) with respect to the Business, any Effect that, when taken individually or together with all other adverse Effects, is or is reasonably likely (a) to be materially adverse to the Business, the Purchased Assets and Assumed Liabilities, taken as a whole, or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Seller from performing its obligations in material respects under this Agreement; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (A) any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole (so long as the Business or the Purchased Assets are not disproportionately affected thereby), (B) any Effect that is the result of factors generally affecting the industry or specific markets in which the Business operates (so long as the Business or the Purchased Assets are not disproportionately affected thereby), or (C) any Effect arising out of or resulting from actions contemplated by the parties hereto in connection with this Agreement or that is attributable to the announcement, performance of this Agreement or the pendency of the Transaction (including a loss of customers or employees).
“Material Contracts” shall have the meaning specified in Section 4.13(a).
“Non-Assignable Asset” shall have the meaning specified in Section 1.5(a).

Exhibit A

“Non-Paying Party” shall have the meaning specified in Section 12.5.
“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.
“Out-Licenses” shall have the meaning specified in Section 4.16(d).
“Patent Assignment” shall have the meaning specified in Section 3.2(c).
“Patents” shall mean all United States and foreign patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof.
“Paying Party” shall have the meaning specified in Section 12.5.
“Permitted Encumbrances” shall mean: (a) liens for taxes and other similar governmental charges and assessments which are not yet due and payable; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; (c) undetermined or inchoate liens, charges and privileges existing as of the Closing Date and any statutory liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever existing as of the Closing Date and claimed or held by any Governmental Authority that have not at the time been filed or registered against title to the Purchased Assets or that are related to obligations that are not due or delinquent; (d) licenses or other non-exclusive rights to any Seller Intellectual Property granted by Seller or any Affiliate thereof to a third party under an Out-License; (e) security given in the ordinary course of business as of the Closing Date to any public utility, Governmental Authority or other statutory or public authority in connection with the Purchased Assets; or (f) liens that would not adversely affect the value or use of the underlying asset or result in the imposition upon Purchaser of a liability not assumed or incurred hereunder; provided, however, that the nature of the underlying claim with respect to any Permitted Encumbrance shall not be changed by virtue of forming the basis of such Permitted Encumbrance.
“Person” shall mean any individual, Entity or Governmental Authority.
“Personal Property” shall have the meaning specified in Section 1.1(c).
“Personal Property Leases” shall have the meaning specified in Section 1.1(e).
“Post-Closing Date Employment Liabilities” shall have the meaning specified in Section 8.3(c).
“Post-Closing Period” shall mean any taxable period beginning after the close of business on the Closing Date or, in the case of any Straddle Period, the portion of such period beginning after the close of business on the Closing Date.

Exhibit A

“Pre-Closing Period” shall mean any taxable period ending on or before the close of business on the Closing Date or, in the case of any Straddle Period, the portion of such period up to and including the Closing Date.
“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, audit or examination that is or has been commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.
“Publicly Available Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License or (viii) the Apache License.
“Purchase Price” shall have the meaning specified in Section 2.1(a).
“Purchased Assets” shall have the meaning specified in Section 1.1.
“Purchased Subsidiary” shall have the meaning specified in Section 1.1(i).
“Purchaser” shall mean Smith Micro Software, Inc., a Delaware corporation.
“Purchaser Affiliate” shall have the meaning specified in Section 1.1.
“Purchaser Damages” shall have the meaning specified in Section 11.2.
“Purchaser Disclosure Schedule” shall have the meaning specified in Article 5.
“Purchaser Plans” shall have the meaning specified in Section 8.3(a).
“Real Property Leases” shall have the meaning specified in Section 1.1(d).
“Rebates and Credits” shall have the meaning specified in Section 1.1(g).
“Receivables” shall have the meaning specified in Section 1.2(b).
“Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other

Exhibit A

document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.
“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.
“Resolutions” shall have the meaning specified in Section 4.2(a).
“Retained Marks” shall have the meaning specified in Section 7.6(c).
“SEC” shall have the meaning specified in Section 4.7(a).
“Seller” shall mean PCTEL, Inc., a Delaware corporation.
“Seller Balance Sheet” shall have the meaning specified in Section 4.7(d).
“Seller Contracts” shall have the meaning specified in Section 1.1(b).
“Seller Customer Information” shall have the meaning specified in Section 4.17(e).
“Seller Disclosure Schedule” shall have the meaning specified in Article 4.
“Seller Financial Statements” shall have the meaning specified in Section 4.7(d).
“Seller Indemnification Obligations” shall have the meaning specified in Section 11.3.
“Seller Intellectual Property” shall mean: (i) the Seller Registered Intellectual Property; (ii) the Trademarks listed on Exhibit B; (ii) the Intellectual Property Rights owned or exclusively licensed by Seller or a Purchased Subsidiary that are not Registered Intellectual Property , including unregistered Copyrights and the Trade Secrets rights embodied, in or disclosed by the Seller Software; (iii) the Trade Secrets related to the Business known to the Transferred Employees; (iv) any other Intellectual Property Rights listed on Exhibit C; (v) all goodwill of the Business associated with any Trademarks included in the foregoing throughout the world; and (vi) with respect to all of the foregoing, the right to pursue third parties for claims of misappropriation or infringement based on acts occurring prior to Closing.
“Seller License” shall have the meaning specified in Section 3.3(c) and Exhibit 3.3(c).
“Seller Patents” means the Patents listed on Exhibit 3.2(c)(ii).
“Seller Products” means those products of Seller listed on Exhibit D.
“Seller Registered Intellectual Property” means the Registered Intellectual Property listed on Schedule 4.16(a).
“Seller SEC Documents” shall have the meaning specified in Section 4.7(a).

Exhibit A

“Seller Software” means that software (in source and object code form): (i) in which the Copyright is owned or exclusively licensed by Seller or a Purchased Subsidiary, (ii) which is used primarily in, and necessary to, the operation of the Business, and (ii) which, if material, is listed on Schedule 1.1(b). Seller Software includes Seller Products.
“Seller’s Indemnification Cap” shall have the meaning specified in Section 11.6(a).
“SOX” shall have the meaning specified in Section 4.7(a).
“Straddle Period” shall have the meaning specified in Section 12.5.
“Straddle Period Taxes” shall have the meaning specified in Section 12.5.
“Subsidiary” shall have the meaning specified in Section 1.4.
“Subsidiary Organization Documents” shall have the meaning specified in Section 4.2(a).
“Subsidiary Securities” shall have the meaning specified in Section 4.3(a).
“Survival Date” shall have the meaning specified in Section 11.1(a).
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.
“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).
“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.
“Third-Party Claim” shall have the meaning specified in Section 11.4(c).
“Trade Secrets” shall mean all trade secrets rights under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Seller or the Purchased Subsidiary with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information).

Exhibit A

“Trademark Assignment” shall have the meaning specified in Section 3.2(c).
“Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses, URLs and general-use e-mail addresses.
“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.
“Transaction Agreements” shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Purchaser and/or Seller in connection with the Transaction.
“Transferred Employees” shall have the meaning specified in Section 8.1.
“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.
“Transition Services Agreement” shall have the meaning specified in Section 3.4(a).
“Underground Storage Tank” shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of the Resource Conservation and Recovery Act, or any applicable state or local statute, law, ordinance, code, rule, regulation, order, ruling or decree governing the same.
“WARN Act” shall have the meaning specified in Section 4.19(j).

Exhibit A

Exhibit 9.2(b)